Exhibit 99.1

Management’s discussion and analysis

of financial condition and results of operations

Overview

The Company develops, manufactures and markets a broad range of consumer and specialty products. It recognizes revenues and profits from selling its products under a variety of brands, including ARM & HAMMER and TROJAN, to consumers through supermarkets, drug stores and mass merchandisers; and to industrial customers and distributors. On May 28, 2004, the Company acquired the joint venture interest in Armkel owned by affiliates of Kelso & Company, and Armkel was merged into the Company. We sometimes refer to this acquisition as the “Armkel acquisition.” The discussion of results of operations for the years ended December 31, 2003, 2002 and 2001 does not reflect the Company’s acquisition of the joint venture interest in Armkel that it did not own.

The Company operates in highly competitive consumer-product markets, in which cost efficiency, new product offerings and innovation are critical to success. The consumer products markets are particularly mature in North America and characterized by high household penetration, particularly with respect to our most significant product categories such as laundry detergents. The consumer products industry, particularly the laundry detergent, personal care and deodorizing categories, is intensely competitive and is not expected to improve any time soon. Furthermore, because of ongoing retail sector consolidation and the competitive environment facing retailers, the Company faces pricing pressure from these customers, particularly the high-volume retail store customers, who have increasingly sought to obtain pricing concessions or better trade terms. To protect our existing market share or to capture increased market share, the Company has had to increase expenditures for promotions and advertising and to introduce and establish new products. Consequently, the need for on-going cost cutting initiatives needs to be sustained as new product introductions or product-line extensions remain the most viable path to generating organic top-line growth given the mature nature of most product categories in North American markets. Through its recent acquisitions, the Company has been able to lower its overall unit costs and increase the productivity of its various manufacturing facilities. This has resulted in generating higher levels of cash flow.

In the Specialty Products business, competition within the specialty chemicals and animal nutrition product lines remained intense in 2003 and 2004. Specialty chemicals, particularly sodium bicarbonate, have been negatively impacted for several years through new technology developed by a number of nahcolite-based sodium bicarbonate manufacturers, who have been operating at the lower end of the business and have been making an effort to enter the higher end. To strengthen its competitive position, the Company over the last couple of years completed the modernization of its Green River facility to provide better availability of specialized grades, and increased production capacity at the Old Fort facility. The Company also has been increasing its research and development spending on health care, food processing, and other high-end applications for sodium bicarbonate, as well as alternative products to compete with the lower end of the market. With respect to the animal nutrition product line, the Company faced significantly higher ingredient costs for its line of nutritional supplements under the Megalac brand name, and weathered a poor U.S. dairy economy, which had a severe impact on the purchasing ability and financial viability of dairymen. To meet these challenges, the Specialty Products business pursued an important business improvement initiative which was aimed at improving its longer term operational effectiveness and cost structure.

Critical accounting policies

Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our Consolidated Financial Statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, our observance of trends in industry, information provided by our customers and information available from other outside sources, as appropriate. Our critical accounting policies include:

Promotional and sales returns reserves. The reserves for consumer and trade promotion liabilities and sales returns are established based on our best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. Promotional reserves are provided for sales incentives made directly to consumers such as coupons and sales incentives made to vendors such as slotting, cooperative advertising, incentive discounts based on volume of sales and other arrangements. All such costs are netted against sales. Slotting costs are expensed when the related sale is recognized. Co-op advertising costs are expensed when the customer places the advertisement for the Company’s products. Discounts relating to price reduction arrangements are recorded when the related sale takes place. Costs associated with end-aisle or other in-store displays are recorded at the completion of the related sale. The Company relies on historical experience and forecasted data to determine the required reserves. For example, the Company uses historical experience to project coupon redemption rates to determine reserve requirements. Based on the total face value of coupons redeemed over the past couple of years, a 0.1% deviation in the actual rate of redemptions versus the rate accrued for in the financial statements could result in approximately a $3 million difference in the reserve required. With regard to other promotional reserves and sales returns, we use experience-based appropriations, customer and sales organization inputs, and historical trend analysis in arriving at the reserves required. If the Company’s estimates for vendor promotional activities and sales returns were to differ by 10%, the impact to promotional spending and sales return accruals would be approximately $3.9 million. While we believe that our promotional and sales returns reserves are adequate and that the judgment applied is appropriate, such amounts estimated to be due and payable could differ materially from what will actually transpire in the future. During the nine months ended October 1, 2004, the Company reversed prior year promotion liabilities of approximately $4.3 million based on adjustments to previous estimates, and in 2003 and 2002 the Company reversed prior year promotion liabilities of approximately $1.3 million and $5.3 million, respectively.

Impairment of goodwill, trademarks and other intangible assets and property, plant and equipment. Carrying values of goodwill, trademarks and other intangible assets are reviewed periodically for possible impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”. The Company’s impairment review is based on a discounted cash flow approach that requires significant judgment with respect to future volume, revenue and expense growth rates, and the selection of an appropriate discount rate. Management uses estimates based on expected trends in making these assumptions. With respect to goodwill, impairment occurs when the carrying value of the reporting unit exceeds the discounted present value of cash flows for that reporting unit. For trademarks and other intangible assets, an impairment charge is recorded for the difference between the carrying value and the net present value of estimated cash flows, which represents the estimated fair value of the asset. The Company uses its judgment in assessing whether assets may have become impaired between annual valuations. Indicators such as unexpected adverse economic factors, unanticipated technological change or competitive activities and acts by governments and courts may signal that an asset has become impaired.

Property, plant and equipment and other long-lived assets are reviewed periodically for possible impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The Company’s impairment review is based on an undiscounted cash flow analysis at the lowest level for which identifiable cash flows exist. The analysis requires management judgment with respect to changes in technology, the continued success of product lines, and future volume, revenue and expense growth rates. The Company conducts annual reviews for idle and underutilized equipment, and reviews business plans for possible impairment implications. Impairment occurs when the carrying value of the asset exceeds the future undiscounted cash flows. When an impairment is indicated, the estimated future cash flows are then discounted to determine the estimated fair value of the asset and an impairment charge is recorded for the difference between the carrying value and the net present value of estimated future cash flows.

The estimates and assumptions used are consistent with the business plans and estimates that the Company uses to manage its business operations. The use of different assumptions would increase or decrease the estimated value of future cash flows and would have increased or decreased any impairment charge taken. Future outcomes may also differ. If the Company’s products fail to achieve estimated volume and pricing targets, market conditions unfavorably change or other significant estimates are not realized, then the Company’s revenue and cost forecasts may not be achieved, and the Company may be required to recognize additional impairment charges. In 2004, the Company recognized a $1.5 million plant impairment charge. In 2003 the Company recognized an impairment charge of $2.7 million on manufacturing equipment. In 2002, the Company recognized trademark, equipment obsolescence and plant impairment charges of approximately $6.2 million.

Inventory valuation. When appropriate, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or market (net realizable value), including any costs to sell or dispose. The Company identifies any slow moving, obsolete or excess inventory to determine whether a valuation allowance is indicated. The determination of whether inventory items are slow moving, obsolete or in excess of needs requires estimates and assumptions about the future demand for the Company’s products, technological changes, and new product introductions. The estimates as to the future demand used in the valuation of inventory are dependent on the ongoing success of the Company’s products. In addition, the Company’s allowance for obsolescence may be impacted by the rationalization of the number of stock keeping units. To minimize this risk, the Company evaluates its inventory levels and expected usage on a periodic basis and records adjustments as required. Adjustments to the inventory’s net realizable value were $3.2 million at December 31, 2003, and $5.3 million at December 31, 2002.

Valuation of pension and postretirement benefit costs. The Company’s pension and postretirement benefit costs are developed from actuarial valuations. Inherent in these valuations are key assumptions provided by the Company to our actuaries, including the discount rate and expected long-term rate of return on plan assets. Material changes in the Company’s pension and postretirement benefit costs may occur in the future due to changes in these assumptions.

The discount rate is subject to change each year, consistent with changes in applicable high-quality, long-term corporate bond indices. Based on the expected duration of the benefit payments for our pension plans and postretirement plans we refer to applicable indices such as the Moody’s AA Corporate Bond Index to select a rate at which we believe the pension benefits could be effectively settled. Based on the published rates as of December 31, 2003, the Company used a discount rate of 6.0% for both plans, a decline of 75 basis points from the 6.75% rate used in 2002. This had the effect of increasing the projected benefit obligation for pensions and the accumulated postretirement benefit obligation by approximately $1.9 million and $1.1 million, respectively, for the year ended December 31, 2003.

The expected long-term rate of return on pension plan assets is selected by taking into account a historical trend based on a 15 year average, the expected duration of the projected benefit obligation for the plans, the asset mix of the plans, and known economic and market conditions at the time of valuation. Based on these factors, the Company’s expected long-term rate of return as of December 31, 2003 is 8.25%, a decline of 50 basis points from the 8.75% rate used at December 31, 2002. A 50 basis point change in the expected long-term rate of return would result in less than a $0.1 million change in pension expense for 2004.

On December 31, 2003 the accumulated benefit obligation related to our pension plans exceeded the fair value of the pension plan assets (such excess is referred to as an un-funded accumulated benefit obligation). This difference is attributed to (1) an increase in the accumulated benefit obligation that resulted from the decrease in the interest rate used to discount the projected benefit obligation to its present settlement amount from 6.75% to 6.00%, partially offset by (2) the increase in the market value of the plan assets at December 31, 2003. As a result, in accordance with SFAS No. 87, the Company recognized an additional minimum pension liability of $2.4 million included in benefit obligations, and recorded a charge, net of tax, to accumulated other comprehensive loss of $1.5 million which decreased stockholders’ equity. The charge to stockholders’ equity for the excess of additional pension liability represents a net loss not yet recognized as pension expense. Based on the aforementioned assumptions, the income statement impact for 2004 is estimated to be approximately $0.8 million charged to earnings.

Tax contingencies. Tax contingencies are recorded to address potential exposures involving tax positions we have taken that could be challenged by taxing authorities. These potential exposures result from the varying applications of statutes, rules, regulations and interpretations. The Company’s estimated value of tax contingencies contains assumptions based on past experiences and judgments about potential actions by taxing jurisdictions. The Company believes these tax contingencies are reasonable.

Results of operations for the years ended December 31, 2003, 2002 and 2001

The discussion of results of operations at the consolidated level is followed by a more detailed discussion of results of operations by segment. The discussion of our segment operating results is presented on a historical basis for the years ending December 31, 2003, 2002, and 2001, including the results of unconsolidated affiliates. The segment discussion also presents certain product line fluctuations.

Following the Armkel acquisition, the Company redefined its operating segments. The discussion of segment operating results for the years ended December 31, 2003, 2002 and 2001 reflects the redefined segments.

Consolidated results

2003 compared to 2002

Net sales. Net sales increased by $9.8 million or 0.9% to $1,056.9 million, compared to $1,047.1 million in the previous year. The majority of this increase was due to the additional sales stemming from the fourth quarter acquisition of certain assets of Unilever’s oral care business in the United States and Canada. We sometimes refer to this aquisition as the “Unilever acquisition”. Other increases included the effects of foreign exchange of approximately $3.0 million and the reversal of prior period promotion reserves of approximately $1.3 million due to a change in estimate. These increases were partially offset by the Company’s change in revenue recognition policy from FOB shipping point to FOB destination point, which reduced sales by approximately $6.3 million in 2003. Sales in 2002 included a similar change in promotion estimate of $5.3 million, as well as the discontinuation of certain former USA Detergents cleaners and former Carter-Wallace pet care products of approximately $8.6 million. The impact of such discontinued products was approximately $1.2 million in 2003. Adjusting for acquisitions and discontinued product lines, as well as foreign exchange, the change in revenue recognition policy, and reversal of prior period promotion liabilities, sales of existing products were $1,032.5 million in 2003 as compared to $1,033.2 million in 2002.

Operating costs. The Company’s gross margin increased to 30.1% from 29.7% in the prior year. This increase in gross margin represents a substantial improvement in the consumer product margin partially offset by a substantial reduction in specialty products. The higher consumer products margin was due to the full-year benefits of the integration of certain former Carter-Wallace products completed in 2002, as well as additional purchasing, manufacturing and distribution efficiencies associated with economies of scale achieved in 2003, partially offset by higher start-up costs and promotion expenses associated with new product introductions. The lower specialty products margin was primarily due to higher ingredient costs for the animal nutrition business.

Marketing expenses increased $2.6 million to $88.8 million. The increase was primarily associated with advertising expenses for Personal Care products, namely higher Arm & Hammer dentifrice and Arrid brands, as well as the marketing costs associated with the newly introduced cleaning product, Brillo Scrub N Toss, partially offset by a reduction in advertising expenses for other Personal Care products.

Selling, general and administrative expenses decreased $3.2 million. This decreases was primarily a result of the elimination of transition related expenses incurred in 2002 associated with the Carter-Wallace products acquired in the fourth quarter of 2001, and tradename impairment charges recorded in 2002, partially offset by higher personnel related expenses.

Other income and expenses. The increase in equity in earnings of affiliates of $7.1 million was almost entirely due to the Company’s pro-rata share in the year over year increase in earnings from Armkel.  Armkel’s earnings increase for the year was primarily a result of a litigation settlement in the second quarter, partially offset by an impairment of an asset held for sale for a net contribution to the Company of approximately $5 million. This increase over the prior year also reflected a strong performance by international operations, partially offset by significantly weaker domestic results. Earnings in 2002 reflected the disproportionate recapture of $5 million of allocated losses sustained in the fourth quarter of 2001 in accordance with the terms of the Armkel joint venture agreement. The prior period increase was also impacted by the inventory step-up charge in the first quarter of 2002 relating to Armkel’s opening inventory values. The combined results of Company’s other equity investments, Armand Products Company and The Armakleen Company, were virtually unchanged.

Investment earnings were lower as a result of lower interest rates on funds invested.

Interest expense increased $0.5 million for the year even though there was a significant reduction in average debt outstanding at lower interest rates. This is because the Company recorded a $4.9 million charge to write off deferred financing costs related to previous financing transactions and settlement of interest rate swaps.

Other income and expense includes foreign exchange gains realized by the Company’s Brazilian subsidiary, while 2002 was unfavorably affected by foreign exchange losses incurred by the same subsidiary.

Taxation

The effective tax rate for the year was 30.8%, compared to 34.0% in the previous year. This decrease is primarily a result of a settlement of a state tax matter as well as the resolution of other tax contingencies.

2002 Compared to 2001

Net sales. Net sales increased by $87.4 million or 9.1% to $1,047.1 million, compared to $959.7 million in the previous year. The majority of this increase was due to the additional sales in Consumer Products stemming from businesses acquired from Carter-Wallace in the fourth quarter of 2001 amounting to approximately $73.8 million, and additional sales in the Specialty Products acquisition of Biovance Products Inc. of approximately $7.1 million at the beginning of 2002. Adjusting for acquisitions and discontinued product lines, as well as the reversal of prior year promotion liabilities of approximately $5.3 million (based on latest estimates), sales of existing products increased to $925.2 million for 2002 from $907.7 million in 2001.

Operating costs. The Company’s gross margin increased to 29.7% from 29.1% in the prior year. This improvement reflected a significant improvement in Laundry Products gross margins of 2.7 points due to the virtually full year benefits of the USA Detergents acquisition and the prior year promotion liability adjustment of $5.3 million, partially offset by a reduced gross margin of 3.9 points on Personal Care resulting from higher promotional spending related to 2002 sales, and higher manufacturing costs associated with the Cranbury production of Arrid Antiperspirant earlier in the year. To a lesser extent, gross margin was further hampered by approximately $4 million of equipment obsolescence charges related to process improvements at two plants, and downsizing and impairment charges at two other plants. The start-up costs of the Madera, California animal nutrition facility also negatively impacted gross margin.

Marketing expenses increased $11.4 million to $86.2 million. This increase was mainly due to the acquired brands and higher spending in support of deodorizing products, partially offset by lower spending on existing personal care products.

Selling, general and administrative expenses increased $8.7 million. Higher personnel related expenses and transition expenses associated with acquired products, and a $2.2 million impairment charge related to the tradename valuation of a recently acquired brand name, were partially offset by the elimination of goodwill and certain tradename amortization expense associated with the Company’s adoption of SFAS No. 142.

Other income and expenses. The increase in equity in earnings of affiliates was due to the inclusion of $18.1 million of allocated full year profits from Armkel, which reflected a disproportionate recapture of $5 million of allocated losses sustained in the fourth quarter of 2001. The Company’s other equity investments, Armand Products Company and The Armakleen Company, were virtually unchanged.

Investment income was slightly lower due to lower interest rates on funds invested.

Interest expense increased significantly from the prior year as a result of the Company carrying the debt used to finance the two significant acquisitions in 2001.

Other expenses consisted mostly of foreign exchange losses of approximately $2 million associated with the Company’s Brazilian subsidiary QGN.

Taxation

The effective tax rate for 2002 was 34.0%, compared to 36.4% in the previous year. The lower rate in 2002 reflected the impact of Armkel’s foreign subsidiaries, whose post-tax results were included in equity in earnings of affiliates, partially offset by a higher state tax rate.

Segment results for 2003, 2002 and 2001

Segment results are presented based upon segments as described in Note 16 of the notes to the Company’s audited consolidated financial statements.

As a result of the Armkel acquisition, the Company has redefined its operating segments. The Company has identified its operating segments based on differences in the nature of products and organizational and ownership structures. Specifically, the Company has identified the following segments: Consumer Domestic, Consumer International and Specialty Products. The Company also has a Corporate segment.

Segment revenues are derived from the sale of the following products:

Segment	Products
Consumer Domestic	Deodorizing and cleaning, laundry, and personal care products
Consumer International	Primarily personal care products
Specialty Products	Specialty chemical products

The Company had a 50 percent ownership interest in Armkel, Armand and Armakleen as of December 31, 2003. Since the Company did not control these entities as of December 31, 2003, they were accounted for under the equity method in the consolidated financial statements of the Company. The Company’s equity in earnings of Armkel’s domestic operations are included in Income Before Taxes and Minority Interest of the Consumer Domestic segment, equity in earnings of Armkel’s international operations in Income Before Taxes and Minority Interest of the Consumer International segment and equity in earnings of Armand and Armakleen in Income Before Taxes and Minority Interest of the Corporate segment.

The following table presents selected financial information relating to the Company’s segments for each of the three years in the period ended December 31, 2003. All amounts are presented in thousands. The Company’s segment presentation for the years presented has been revised from prior period presentations to conform with the new segments. The segment discussion also presents product line fluctuations.

(Dollars in thousands)	Consumer Domestic	Consumer International	Specialty Products	Corporate(1)	As Reported
Net Sales
2003	$832,064	$36,974	$187,836	$—	$1,056,874
2002	832,474	31,642	183,033	—	1,047,149
2001	745,328	41,582	172,797	—	959,707
Income Before Taxes and Minority Interest
2003	85,524	12,453	15,486	3,502	116,965
2002	73,910	7,295	16,617	3,413	101,235
2001	45,864	7,376	20,030	4,474	77,744

(1) In 2001, operating profit was affected by changes in estimates relating to a restructuring reserve recorded in 2000, which amounted to $660,000.

Consumer Domestic

2003 compared to 2002

Consumer Domestic Net Sales were essentially unchanged at $832.1 million for the year, reflecting the fourth quarter Unilever acquisition, partially offset by the aforementioned change in revenue recognition policy. Major factors that impacted comparative product lines performance included a $1.3 million reversal of prior year promotion reserves due to a change in estimate; net sales in 2003 reflected a similar change in promotion estimate of $5.3 million. Furthermore, Consumer Domestic Net Sales were also lower due to discontinuation of some former USA Detergents cleaners and former Carter-Wallace pet care products, which impacted the Deodorizing and Cleaning Products line. Net sales of liquid laundry detergent were significantly higher and more than offset the continuing industry trend of declining powder laundry detergent sales as an increasing number of consumers switch to the liquid form of the product in the Laundry Products line. Personal Care Products, exclusive of the impact of the Unilever acquisition, were lower in part because of a reduction in gum sales and the discontinued Arm & Hammer Breathcare line.

Consumer Domestic Income Before Taxes and Minority Interest increased $11.6 million, or 15.7%, to $85.5 million mostly due to a $9.5 million increase in gross profit with more than half of this increase attributable to the acquired Unilever brands. The remainder of the gross profit improvement was the result of improved Laundry Product margins as well as lower manufacturing costs for Arrid Antiperspirant after the relocation of manufacturing to the Lakewood plant from the former Carter-Wallace Cranbury plant. Higher marketing expenses of $4.1 million were incurred mainly to support the newly introduced Cleaning Product Brillo Scrub N Toss, as well as by higher advertising costs for Arrid Antiperspirant and Arm & Hammer Dentifrice, partially offset by lower marketing costs for the gum line and the discontinued Breathcare line. Selling, general and administrative expenses decreased by $2.0 million due to the elimination of transition related expenses incurred in 2002 associated with Carter-Wallace products acquired by the Company in the fourth quarter of 2001. In addition, selling, general and administrative expenses in 2002 reflected tradename impairment charges. The factors were partially offset by higher personnel related costs. Equity in Armkel’s earnings increased $2.7 million as a result of a higher gross margin, which was negatively impacted in 2002 by Armkel’s recognition of the remainder of its purchase accounting inventory step up charge and lower selling, general and administrative expenses, partially offset by higher marketing expenses.

2002 compared to 2001

Consumer Domestic Net Sales grew 11.7% in 2002 to $832.5 million, as compared to $745.3 million in 2001. This increase primarily reflected products acquired from Carter-Wallace in the fourth quarter of 2001. The reversal of prior year promotion liabilities of approximately $5.3 million also contributed to the increase.

Consumer Domestic Income Before Taxes and Minority Interest of $73.9 million in 2002 was $28.0 million higher than 2001. Higher gross profit of $39.9 million resulted from the acquired products, improved Laundry Product profit margins of 2.7 points due to the virtually full year benefits of the USA Detergents acquisition and the reversed adjustment of prior year promotion reserves of $5.3 million, partially offset by a reduced gross margin of 3.9 points on existing Personal Care Products as a result of higher promotional spending related to 2002 sales, and higher manufacturing costs associated with the Cranbury production of Arrid Antiperspirant earlier in the year. Gross profit was adversely affected by approximately $4.0 million of equipment obsolescence charges related to process improvements at two plants, and downsizing and impairment charges at two other plants. The marketing expense increase of $13.5 million over 2001 was mainly due to the acquired brands and higher spending in support of deodorizing products, partially offset by lower spending on existing personal care brands. Selling, general and administrative expenses increased $9.6 million over the prior year as higher personnel related expenses and transition expenses associated with acquired products, and a $2.3 million impairment charge related to a tradename valuation of a recently acquired brand name, were partially offset by the elimination of goodwill amortization and certain tradename amortization expense associated with the Company’s adoption of SFAS 142. Equity income from Armkel was $13.6 million, as compared to equity loss in 2001 of $9.7 million. Loss incurred during Armkel’s start-up in 2001 reflected Armkel’s recognition of transition costs and an inventory step up charge established as part of purchase accounting. Interest expense increased $10.2 million from the prior year as a result of the Company carrying the debt used to finance its two significant acquisitions in 2001.

Consumer International

2003 compared to 2002

Consumer International’s net sales of $37.0 million was $5.3 million or 16.9% higher than 2002. Favorable foreign exchange of $2.9 million and increased export sales of $1.1 million were the main contributors to the higher sales.

Consumer International Income Before Taxes and Minority Interest increased $5.2 million to $12.5 million. The major reason for the increase was higher equity income from Armkel’s foreign subsidiaries of $4.4 million, reflecting higher sales and gross profit, and lower selling, general and administrative expenses, partially offset by higher marketing expenses. Favorable exchange rates also contributed to higher earnings.

2002 compared to 2001

Consumer International’s net sales of $31.6 million was $9.9 million or 24% lower than 2001. This is primarily due to the discontinuation of a distributor relationship the Company maintained in Europe to sell certain personal care products.

Consumer International Income Before Taxes and Minority Interest of $7.3 million was unchanged as compared to 2001. Income from exports decreased $4.7 million due to the discontinuation of a distributor relationship the Company maintained in Europe to sell certain personal care products. This reduction was offset by higher equity earnings from Armkel’s international subsidiaries. The 2001 loss was affected by Armkel’s purchase accounting step-up charge.

Specialty Products

2003 compared to 2002

Specialty Products Net Sales grew $4.8 million or 2.6% due to higher specialty chemicals sales, which included the impact of favorable foreign exchange rates at the Company’s subsidiaries in the United Kingdom and Brazil, partially offset by lower sales of animal nutrition products and the impact from the change in revenue recognition policy discussed above.

Specialty Products Income Before Taxes and Minority Interest decreased by $1.1 million to $15.5 million for the year. The decrease is mainly a result of a $3.7 million decrease in gross profit due to higher manufacturing costs in certain animal nutrition and specialty chemical products, particularly a palm oil derivative used in animal nutrition. Offsetting factors were lower marketing expenses of $1.5 million, mostly with respect to the animal nutrition products, combined with flat year over year selling, general and administrative expenses, and a $0.7 million reduction in interest expense.

2002 compared to 2001

Specialty Products Net Sales grew $10.2 million or 5.9% to $183.0 million in 2002 from $172.8 million in 2001 largely reflecting sales resulting from the acquisition of Biovance Technologies Inc. of approximately $7.1 million at the beginning of 2002.

Specialty Products Income Before Taxes and Minority Interest declined by $3.4 million, reflecting the negative impact on gross profit from the start-up costs of the new Madera, California animal nutrition facility. This facility manufactures Megalac Rumen Bypass Fats and related higher-value Megalac products for the West Coast dairy feed additives market. Gross profit was also negatively impacted by higher raw material costs for Megalac related products. These gross profit decreases were mainly offset by a higher gross profit contribution of Biovance. Higher gross profit of approximately $1.4 million together with the Biovance acquisition helped led to higher marketing expenses of approximately $0.7 million, higher selling, general and administrative expenses of approximately $1.2 million, and higher interest costs of $2.2 million.

Results of operations for the nine months ended October 1, 2004 and September 26, 2003

The discussion of results of operations at the consolidated level is followed by a more detailed discussion of results of operations by segment for the first nine months of 2004 compared to the first nine months of 2003. With the acquisition of the remaining 50% interest in Armkel that the Company did not previously own from affiliates of Kelso on May 28, 2004, and Armkel’s subsequent merger with the Company, the results of operations of the former Armkel business are consolidated in the accompanying financial statements from the date of acquisition.

Consolidated results

Net sales. Over the first nine months of 2004, net sales increased $287.0 million as compared to same period in 2003, or 37.3%, to $1,057.1 million. The primary reasons for the sales increase are the sales of products formerly owned by Armkel of $158.3 million and sales of $85.8 million resulting from the acquisition of the Unilever oral care business. Sales also increased due to favorable foreign exchange rates of $3.6 million, the reversal of the prior year promotion reserves of $4.3 million and the effect of five extra days in the first three fiscal quarters of this year’s fiscal calendar.

Operating costs. The Company’s gross margin for the first nine months of 2004 was 35.6% as compared to 30.4% for the same period in 2003. The increase is in large part a result of the products formerly owned by Armkel and the oral care business acquired from Unilever, as these products carry a higher gross profit margin than existing Company products. In addition, efficient promotion spending and supply chain efficiencies offset commodity price increases during the period, and new product launch costs were higher in the prior year’s period. The margin was also impacted by the effect on the third quarter of 2004 of the Armkel acquisition-related inventory step-up charge of $6.2 million and the reversal of the prior year promotion reserves. Operating costs for the first nine months of 2004 also includes a second quarter 2004 plant impairment charge of $1.5 million.

Marketing expenses in the first nine months of 2004 were $111.3 million, $45.2 million higher than the first nine months of 2003, primarily as a result of the Armkel and Unilever oral care business acquisitions, as well as an increase in advertising expenses in support of certain household deodorizing and oral care products.

Selling, general and administrative expenses for the first nine months of 2004 increased $47.1 million as compared to the same period last year. This is primarily a result of costs associated with the Armkel business of approximately $25.0 million, higher broker commission costs of $4.3 million as a result of higher sales, tradename amortization expenses associated with the acquired Unilever oral care business of $1.9 million, higher compensation related costs of $6.9 million, higher information system costs of $1.8 million and costs to comply with certain provisions of the Sarbanes-Oxley Act of 2002 and related regulations of $2.3 million.

Other income and expenses. Equity in earnings of affiliates decreased by $12.1 million in the first nine months of 2004, primarily due to the Armkel acquisition. Armkel’s net income for the five months ended May 28, 2004 was reduced as a result of an international tradename impairment charge of approximately $3.2 million (net of tax). The impact to the Company was a reduction of earnings in equity of affiliates of approximately $1.6 million. Armkel’s nine month 2003 results were positively impacted by a litigation settlement, partially offset by an impairment of an asset held for sale.

Other income and expense in 2004 results from a gain on the sale of a warehouse by our Canadian subsidiary and in 2003 reflects foreign exchange gains by the Company’s Brazilian subsidiary.

Interest expense increased in the first nine months of 2004 as a result of interest associated with the third quarter settlement of an appraisal action brought by a former Carter-Wallace shareholder of $4.9 million, the assumption of the $225.0 million principal amount of Armkel Notes and the increase in debt required to purchase Kelso’s interest in Armkel and to purchase the Unilever oral care business in late 2003, partially offset by the settlement of the Company’s remaining fixed rate interest rate swap contracts in the first quarter of 2004.

The loss on early extinguishment of debt pertained to existing deferred financing costs that were written off when the Company refinanced its bank debt.

Taxation. The effective tax rate for the first nine months of 2004 was 31.5%, as compared to 31.7% for the same period in 2003. Last year’s tax rate reflected the settlement of a state tax dispute, offset by a higher state tax rate and taxes associated with Armkel’s sale of its Italian subsidiary, which helped to depress the tax rate. The current year rate was impacted favorably by the estimated amount of additional research and development tax credits included in recently filed and amended income tax returns.

Segment results

The domestic results of the acquired Armkel business since May 29, 2004 are included in the Consumer Domestic segment, and Armkel’s international subsidiaries (in addition to the Company’s existing international consumer subsidiary) comprise the Consumer International segment. There are no material intersegment sales. The Company’s earnings, prior to the Armkel acquisition, attributable to the Company’s equity investment in Armkel’s domestic and international operations are included in Income Before Taxes and Minority Interest of the Consumer Domestic and Consumer International segments, respectively. The Company’s earnings attributable to its equity investment in Armand Products and the Armakleen Company are included in Income Before Taxes and Minority Interest of the Corporate segment.

Segment sales and income before taxes and minority interest for first nine months of 2004 and 2003 are as follows:

(in thousands)	Consumer Domestic	Consumer Internat’l	Specialty Products	Corporate	Total
Net Sales

First Nine Months of 2004	$794,205	$107,773	$155,108	—	$1,057,086
First Nine Months of 2003	605,223	26,961	137,943	—	770,127

Income Before Taxes and Minority Interest(1)

First Nine Months of 2004	82,365	13,865	13,063	2,983	112,276
First Nine Months of 2003	72,413	9,037	11,332	2,494	95,276

Total Assets
October 1, 2004	$1,368,932	$263,941	$166,621	$65,886	$1,865,380
December 31, 2003	$841,036	$50,868	$166,953	$60,760	$1,119,617

(1) In determining Income Before Taxes and Minority Interest, Interest Expense, Interest Income, Loss on Early Extinguishment of Debt and Other Income (Expense) were allocated to the segments based upon each segments’ relative Operating Profit.

Consumer Domestic. For the first nine months of 2004, Consumer Domestic Net Sales increased $189.0 million, or 31.2%, to $794.2 million. The increase includes sales of $79.6 million associated with the domestic results of the former Armkel business, $84.1 million of sales associated with the fourth quarter 2003 Unilever acquisition and the reversal of $3.8 million of prior year promotion reserves due to a change in estimate. At the product line level, deodorizing products and laundry products net sales were higher than last year and existing personal care products decreased. At the brand level, sales of Arm & Hammer and Xtra liquid laundry detergent, Arm & Hammer Baking Soda, Arm & Hammer toothpaste and Arm & Hammer Super Scoop were higher than last year while sales of Arm & Hammer powder laundry detergent and antiperspirants were lower. Sales were also affected by five extra days in the first three fiscal quarters of this year as compared to the first three fiscal quarters of 2003.

For the first nine months of 2004, Income Before Taxes and Minority Interest increased $10.0 million to $82.4 million due to operating results associated with the former Armkel business (despite the impact of the inventory step up charge of $8.0 million) and the contribution from the acquired Unilever brands. This increase was partially offset by a plant impairment charge of $1.5 million, higher allocated interest expense (which includes the segment’s allocation of the interest expense element of the MedPointe settlement agreement, the segment’s allocation of the deferred financing cost write-off and, as a result of the Armkel acquisition, a reduction of earnings in equity of affiliates.

The Company has increased its marketing spending in the fourth quarter compared to the same period last year. In part, this increase is to support several personal care products introduced earlier in the year, including Arm & Hammer Enamel Care toothpaste, a patented product which combines the cleaning and whitening properties of baking soda with fluoride and liquid calcium to fill tooth surfaces and restore enamel luster; and Trojan condoms with Warming Sensations, a unique lubricant system which warms the skin on contact for enhanced pleasure. In addition, the increase reflects new initiatives in support of the acquired oral care products, particularly Mentadent toothpaste and toothbrushes and Close-Up toothpaste. On the household products side of the business, there will also be marketing spending to support the new cat litter product, Arm & Hammer Multi-Cat, designed for households with two or more cats.

Consumer International. Consumer International net sales for the first nine months of 2004 increased $80.8 million to $107.8 million as a result of the inclusion of the former Armkel business results following the acquisition and the effect of favorable foreign exchange rates.

Income Before Taxes and Minority Interest increased $4.8 million to $13.9 million for the first nine months of 2004 as a result of the inclusion of the former Armkel business results since the acquisition (despite the impact of the inventory step up charge of $2.3 million for the nine month period). This increase was partially offset by the higher interest expense and the segment’s allocation of the deferred financing cost write-off and the MedPointe settlement agreement.

Specialty Products. Specialty Products Net Sales increased $17.2 million in the first nine months of 2004, or 12.4%, to $155.1 million, as a result of higher sales of animal nutrition and specialty chemical products and favorable foreign exchange rates.

Specialty Products Income Before Taxes and Minority Interest increased $1.7 million in the first nine months of 2004 to $13.1 million. The reasons for the nine month increase are primarily due to higher income associated with higher net sales, partially offset by an allocation of higher interest expense and the deferred financing write-off, and were also impacted by the extra shipping days in the first three quarters of 2004 as compared to the first three quarters of 2003.

Liquidity and capital resources

Debt. The Company had outstanding total debt of $901.8 million and cash of $145.4 million (of which $48.0 million resides in foreign subsidiaries). Total debt less cash (“Net debt”) was $756.4 million at October 1, 2004. The Company had outstanding total debt of $397.0 million, and cash of $75.6 million, resulting in net debt of $321.4 million at December 31, 2003. This compares to net debt of $292.1 million at December 31, 2002.

In conjunction with the Armkel acquisition, the Company entered into an amended and restated credit agreement (the “Credit Agreement”) with several banks and other financial institutions, The Bank of Nova Scotia, Fleet National Bank and National City Bank, each as a documentation agent, Citicorp North America, Inc., as syndication agent, and J.P. Morgan Chase Bank, as administrative agent. The Credit Agreement provides for (i) a five year term loan in a principal amount of $100.0 million (the “Term A Loan”), (ii) a seven year term loan in the principal amount of $440.0 million, which term loan may be increased by up to an additional $250.0 million upon the satisfaction of certain conditions (the “Term B Loan,” and together with the Term A Loan, the “Term Loans”), and (iii) a five year multi-currency revolving credit and letter of credit facility in an aggregate principal amount of up to $100.0 million (the “Revolving Loans”), $92.0 million of which was undrawn at October 1, 2004. The Term Loans were used to finance the acquisition of the remaining 50% interest in Armkel not previously owned by the Company, pay amounts outstanding under Armkel’s principal credit facility of approximately $136.0 million and refinance the Company’s principal credit facility of approximately $194.0 million. The Revolving Loans are available for general corporate purposes. The obligations of the Company under the Credit Agreement are secured by substantially all of the assets of the Company and certain of its domestic subsidiaries. Those domestic subsidiaries have also guaranteed the loan obligations under the Credit Agreement. The Term Loans and the Revolving Loans bear interest under one of two rate options, selected by the Company, equal to (a) either (i) a eurocurrency rate (adjusted for any reserve requirements) (“Eurocurrency Rate”) or (ii) the greater of the prime rate, the secondary market rate for three-month certificates of deposit (adjusted for any reserve requirements) plus the applicable FDIC assessment rate plus 1.0%, or the federal funds effective rate plus 0.5% (“Alternate Base Rate”), plus (b) an applicable margin. The applicable margin is determined by the Company’s current leverage ratio. At the closing date of the Credit Agreement, the applicable margin was (a) 1.75% for the Eurocurrency Rate and (b) 0.75% for the Alternate Base Rate.

During the first quarter of 2003, the Company entered into a receivables purchase agreement with an issuer of receivables-backed commercial paper in order to refinance a portion, $60.0 million, of its primary credit facility. The transaction resulted in a reclassification of long-term debt to short-term debt in the Company’s consolidated balance sheet. Under this arrangement, the Company sold, and will sell from time to time, throughout the three-year term of the agreement, its trade accounts receivable to a wholly-owned, consolidated, special purpose finance subsidiary, Harrison Street Funding LLC, a Delaware limited liability company (“Harrison”). Harrison in turn sold, and will sell on an ongoing basis, to the commercial paper issuer an undivided interest in the pool of accounts receivable. The receivables assets and the short-term borrowings of Harrison are included in the consolidated financial statements of the Company. The transactions were entered into to reduce certain expenses associated with the credit facility in addition to lowering the Company’s financing costs by accessing the commercial paper market. During July 2004, as a result of purchasing Kelso’s interest in Armkel, the Company amended its accounts receivable securitization agreement to increase the capacity that can be borrowed from $60 million to $100 million. The balance outstanding under the agreement on October 1, 2004 was $100 million. The proceeds of the increased borrowing were used to make a voluntary Term A Loan payment on August 4, 2004.

In August of 2003, the Company issued $100 million principal amount of 5.25% convertible senior debentures due August 15, 2033 through a private placement to qualified institutional buyers. The debentures rank equal in right of payment with all of the Company’s existing and future unsecured senior indebtedness. The debentures are effectively subordinated in right of payment to all of the Company’s existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and to all of the existing and future indebtedness and other liabilities of the Company’s subsidiaries. The Company has the right to redeem all or part of the debentures on or after August 15, 2008. Interest is paid semi-annually on August 15th and February 15th of each year.

On each of August 15, 2010, August 15, 2013, August 15, 2018, August 15, 2023 and August 15, 2028, or in the event of a change in control, holders may require the Company to repurchase all or any portion of the debentures at a purchase price equal to 100.0% of the principal amount of the debentures, plus accrued and unpaid interest to the date of repurchase. The Company must pay cash for any debentures repurchased on August 15, 2010. However, the Company may choose to pay cash, shares of its common stock, or a combination of cash or shares of its common stock for any debentures repurchased on August 15, 2013, August 15, 2018, August 15, 2023 or August 15, 2028 or following a change in control.

Holders may convert their debentures into shares of the Company’s common stock prior to maturity at a conversion rate of 32.26 shares of common stock per each $1,000 principal amount of debentures, which is equivalent to a conversion price of approximately $31.00 per share, subject to adjustment in certain circumstances. A holder may convert the debentures into the Company’s common stock under the following circumstances: during any conversion period prior to August 15, 2032, if the sale price of the Company’s common stock is more than 120% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the first day of that conversion period (the “20% conversion price premium”); the trading price of a debenture falls below a specified threshold; specified credit rating events with respect to the debentures occur; the Company calls the debentures for redemption; or specified corporate transactions occur.

Because of the inclusion of the restricted convertibility feature of the debentures, the Company’s diluted net income per common share calculation does not give effect to the dilution from the conversion of the debentures until the Company’s share price exceeds the 20% conversion price premium or one of the other events described above occurs. As a result of Emerging Issues Task Force Issue 04-8, beginning with the Company’s financial statements for the period ended December 31, 2004 the Company’s diluted net income will reflect dilution from conversion of the debentures, even if the debentures are not then convertible. See “Recent accounting pronouncements.”

As of October 1, 2004, the principal debt payments required to be made with respect to the Company’s consolidated total debt are as follows:

Year	Amount (in thousands)
2004	$6,988
2005	107,878
2006	10,859
2007	12,742
2008	13,993
2009 and subsequent	749,374

$901,834

Adjusted EBITDA is a required component of the financial covenants contained in the Company’s primary credit facility and management believes that the presentation of Adjusted EBITDA is useful to investors as a financial indicator of the Company’s ability to service its indebtedness. Adjusted EBITDA may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to cash flows from operating activities, which is determined in accordance with accounting principles generally accepted in the United States. Financial covenants include a total debt to Adjusted EBITDA leverage ratio and an interest coverage ratio, which if not met, could result in an event of default and trigger the early termination of the credit facility, if not remedied within a certain period of time.

Adjusted EBITDA was approximately $180.6 million for the first nine months of 2004. The leverage ratio (total debt to Adjusted EBITDA) for the twelve months ended October 1, 2004 which, under the credit agreement, permitted the inclusion of Armkel’s EBITDA prior to its acquisition by the Company for pro forma purposes was approximately 3.14 versus the agreement’s maximum 4.25, and the interest coverage ratio (Adjusted EBITDA to total interest expense) was approximately 6.04 versus the agreement’s minimum of 3.0. This credit agreement is secured by the assets of the Company and certain domestic subsidiaries. The reconciliation of Net Cash Provided by Operating Activities (the most directly comparable GAAP financial measure) to Adjusted EBITDA is as follows (in thousands):

Net Cash Provided by Operating Activities	$143,963
Interest Expense	29,336
Current Income Tax Provision	22,170
Distributions from Affiliates	4,301
Change in Working Capital and Other Liabilities	(28,677)
Investment Income	(1,699)
Deferred Financing Write-off	7,995
Other	3,241

Adjusted EBITDA (per credit agreement)	$180,630

Net Cash Used in Investing Activities	$(217,048)

Net Cash Provided by Financing Activities	$142,077

Cash flow from operating activities. During 2003, cash flow from operating activities was $117.9 million. Major factors contributing to the cash flow from operating activities included operating earnings before non-cash charges for depreciation and amortization, a decrease in working capital (excluding cash and cash equivalents) partially offset by the net non-cash impact from the equity in earnings of affiliates. Operating cash flow together with the aforementioned new bank borrowing activity, the issuance of convertible debt and proceeds obtained through a receivables purchase agreement described above, were used to fund the investing activities to acquire certain assets of Unilever’s oral care business in the United States and Canada, and to pay for additions to property, plant and equipment. Remaining cash was used to make both voluntary and mandatory debt repayments, and the proceeds from stock options exercised helped to pay cash dividends.

In 2002, operating cash flow was $113.8 million. Major factors contributing to the cash flow from operating activities included operating earnings before non-cash charges for depreciation and amortization, and a significant reduction in working capital (excluding cash and cash equivalents), partially offset by the net non-cash impact from the equity in earnings of affiliates. Operating cash flow was used for additions to property, plant and equipment and to consummate the acquisition of Biovance. Operating cash, together with proceeds from stock options exercised and a collected note receivable, were used to make both voluntary and mandatory debt repayments and to pay cash dividends.

During the nine months of 2004, cash flow from operating activities was $144.0 million. Major factors affecting cash flow from operating activities included operating earnings before non-cash charges for depreciation and amortization, the write-off of deferred financing costs and a decrease in working capital (excluding cash and cash equivalents). Operating cash flow, together with an increase in bank debt, distributions from affiliates, proceeds from stock option exercises and existing cash, were used to fund the purchase of Kelso’s interest in Armkel, additions to property, plant and equipment, payment of dividends and debt repayments.

Commitments as of December 31, 2003. The table below summarizes the Company’s material contractual obligations and commitments as of December 31, 2003. (For information regarding certain additional obligations of the Company as of October 1, 2004, see “—Debt.”)

	Payments Due By Period
(Thousands of dollars)	Total	2004	2005 to 2007	2008 to 2009	After 2009
Long-term debt
Syndicated Financing Loans	$230,000	$2,875	$227,125	$—	$—
Convertible Bond	100,000	—	—	—	100,000
Securitization of A/R Facility	56,300	56,300	—	—	—
Various Debt from Brazilian Banks	7,356	6,037	1,319	—	—
Industrial Revenue Bonds	3,390	685	1,370	1,335	—

Interest on Fixed Rate Obligations(1)	155,531	5,250	15,750	10,500	124,031

Operating Leases Obligations	50,085	9,447	20,349	11,035	9,254
Other Long-Term Liabilities
Letters of Credit(2)	6,874	6,874	—	—	—
Guarantees(3)	8,173	8,173	—	—	—
Surety/Performance bonds(4)	323	323	—	—	—
Raw Materials Purchase Commitments	43,540	28,718	14,822	—	—
Joint Venture Agreement(5)	111,750	—	—	—	111,750

Total	$773,322	$124,682	$280,735	$22,870	$345,035

(1) Represents interest on the Company’s 5.25% senior convertible debentures due 2033. Interest on the Company’s other obligations is variable.

(2) Letters of credit with several banks guarantee payment for such things as insurance claims in the event of the Company’s insolvency, a year’s worth of lease payments on a warehouse, and 200 days of interest on the Industrial Revenue Bond borrowing.

(3) Guarantees represent minimum performance based payment obligations in connection with the Biovance and Unilever acquisitions.

(4) Surety/performance bonds were established for construction of the Company’s headquarters addition in Princeton, NJ and for construction activities at the Company’s North Brunswick, NJ plant.

(5) Reflects the amount payable to Kelso in the event of a sale of Armkel or as a result of Kelso’s exercise of its put option under the Joint Venture Agreement. See Note 18 to the consolidated financial statements for information regarding the purchase by the Company of Kelso’s interest in Armkel.

The Company generally relies on operating cash flows supplemented by borrowings to meet its financing requirements. Our broad product portfolio, strong brand names and market positions have provided a stable base of cash flow. Our broad product line is marketed through multiple distribution channels. We believe that, as is the case with other basic consumer products, consumers purchase most of our products largely independent of economic cycles. However, the Company’s ability to meet its financial obligations depends on successful financial and operating performance. The Company cannot guarantee that its business strategy will succeed or that it will achieve the anticipated financial results. The Company’s financial and operational performance depends upon a number of factors, many of which are beyond its control. These factors include:

•	Competitive conditions in the categories of the consumer products industry in which we compete;

•	Our ability to retain certain principal customers, such as Wal-Mart;

•	Operating difficulties, operating costs or pricing pressures we may experience;

•	Passage of legislation or other regulatory developments that affects us adversely;

•	Delays in implementing any strategic projects; and

•	Current geo-political events.

The Company cannot give assurance that it will generate sufficient cash flow from operations or that it will be able to obtain sufficient funding to satisfy all its obligations, including those noted above. If the Company is unable to pay its obligations, it will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring indebtedness or raising additional equity capital. However, the Company cannot give assurance that any alternative strategies will be feasible or prove adequate to satisfy its obligation.

The Company has a total debt-to-capital ratio of approximately 48%. At October 1, 2004 the Company had $92.0 million of additional domestic borrowing capacity available through the Revolving Loans under its Credit Agreement revolving credit agreement. Management believes that operating cash flow, coupled with the Company’s access to credit markets, will be sufficient to meet the anticipated cash requirements for the coming year.

On July 2, 2004, the Company announced that it had agreed to invest $30 million in a company formed by Kelso & Company to acquire Del Laboratories, Inc. The Company’s investment was to be substantially in the form of convertible preferred stock, and would have represented about 20% of the equity financing. Kelso & Company was to provide the remaining equity, with the participation of Del’s existing management team. On December 6, 2004, the Company and Kelso agreed that the Company would not have to proceed with its participation in the transaction and the Company was released from its obligation to invest.

Other items

Market risk

Concentration of risk. A group of three Consumer Domestic customers accounted for approximately 26% of consolidated net sales in 2003, including a single customer Wal-Mart, which accounted for approximately 17%. A group of three Consumer Domestic customers accounted for approximately 23% of consolidated net sales in 2002, including Wal-Mart, which accounted for approximately 16%. This group accounted for 23% in 2001.

As part of the USA Detergents merger agreement, the Company divested USA Detergents non-laundry business and other non-core assets to former USA Detergents executives under the new company name of USA Metro, Inc. (“USAM”), subsequently renamed USA Detergents (“USAD”).

The Company had a concentration of risk with USAD at December 31, 2003 in the form of trade accounts receivable and an amount due for leased space of approximately $3.2 million, a 16% equity interest in USAD of $0.4 million and a note receivable for other assets of $2.0 million (payments start with the beginning of 2006). This note has a carrying value of approximately $1.4 million using an effective interest rate of 17%.

Should USAD be unable to meet these obligations, the impact would have an adverse effect on the Company’s consolidated statement of income.

Interest rate risk. The Company’s primary domestic borrowing facility is made up of a $540 million in Term Loans under the Credit Agreement (which may be increased by $250 million upon the satisfaction of certain conditions) of which $468.4 million was outstanding as of October 1, 2004; and $100.0 million under the revolving facility under the Credit Agreement, $92.0 million of which was un-drawn at October 1, 2004. The Company entered into a receivables purchase agreement with the issuer of receivables-backed commercial paper in order to refinance a portion of its primary borrowing facility, and subsequently increased this facility as a result of the Armkel acquisition. The balance outstanding under this agreement was $100 million at October 1, 2004. The weighted average interest rate on all these borrowings at October 1, 2004, excluding deferred financing costs and commitment fees, was approximately 3.4%, including the effect of hedges. The Company entered into interest rate swap agreements to reduce the impact of interest rate fluctuations on this debt, as required by the credit agreement. The swap agreements are contracts to exchange floating rate for fixed interest rate payments periodically over the life of the agreements without the exchange of the underlying notional amounts. As of December 31, 2003, the Company entered into agreements for a notional amount of $56 million, swapping debt with a one-month LIBOR rate for a fixed rate that averages 4.0%. As a result, the swap agreements eliminate the variability of interest expense for that portion of the Company’s debt. On an annualized basis, a drop of 10% in interest rates would result in a $0.4 million payment under the swap agreement in excess of what would have been paid based on the variable rate. However, a 10% increase in interest rates would result in a $0.3 million increase in interest expense on the debt not hedged. As of October 1, 2004, the Company had remaining agreements for a notional amount of $35 million expiring on December 30, 2004.

The Company’s domestic operations and its Brazilian subsidiary have other short and long-term debts that are floating rate obligations. If the floating rate were to change by 10% from the December 31, 2003 level, annual interest expense associated with the floating rate debt would be immaterial.

Foreign currency. The Company is subject to exposure from fluctuations in foreign currency exchange rates, primarily U.S. Dollar/Euro, U.S. Dollar/British Pound, U.S. Dollar/Canadian Dollar and U.S. Dollar/Brazilian Real.

The Company, from time to time, enters into forward exchange contracts to hedge anticipated but not yet committed sales denominated in the Canadian dollar, the British pound and the Japanese Yen. The terms of these contracts are for periods of under twelve months. The purpose of the Company’s foreign currency hedging activities is to protect the Company from the risk that the eventual dollar net cash inflows from the sale of products to foreign customers will be adversely affected by changes in exchange rates. The Company did not have any forward exchange contracts outstanding at December 31, 2003 and December 31, 2002.

The Company is also subject to translation exposure of the Company’s foreign subsidiary’s financial statements. A hypothetical 10% change in the exchange rates for the U.S. Dollar to the Canadian Dollar, the British Pound and the Brazilian Real from those at December 31, 2003 and 2002, would result in an annual currency translation gain or loss of approximately $0.5 million in 2003 and $0.3 million in 2002.

Equity derivatives. The Company has entered into equity derivative contracts of its own stock in order to minimize the impact on earnings resulting from fluctuations in market price of shares in the Company’s deferred compensation plan. These contracts, which consist of cash settled call options in the amount of 185,000 shares, hedge approximately 50% of the shares related to the plan and are marked to market through earnings. As a result, the Company recognized income of approximately $1.5 million in 2003, and $0.4 million in 2002, which reduced the charge for deferred compensation.

Related party transactions. Prior to the Armkel acquisition, the Company achieved substantial synergies by combining certain of its operations with those of Armkel, particularly in the areas of sales, manufacturing and distribution, and most service functions. Armkel retained its core marketing, research & development, and financial planning capabilities, and manufactured condoms, but purchased virtually all the support services it required for its U.S. domestic business from the Company under a management services agreement.

During 2003, the Company invoiced Armkel $24.4 million for administrative services, purchased $1.9 million of deodorant anti-perspirant inventory produced by Armkel at its cost and sold $2.9 million of ARM & HAMMER products that were sold in international markets. The Company had an open receivable from Armkel at December 31, 2003 of approximately $6.7 million that primarily related to administrative services.

As noted in ”—Concentration of risk” above, the Company divested the USA Detergents non-laundry business and other non-core assets to former USA Detergents executives in connection with the acquisition of USA Detergents. The Company has a 16.0% ownership interest in USAD. The Company supplies USAD with certain laundry and cleaning products it produces to meet the needs of the markets USAD is in at cost plus a mark-up. In addition, the Company leases manufacturing and office space to USAD under a separate agreement.

During 2003, the Company sold $21.8 million of laundry and cleaning products to USAD. Furthermore, the Company billed USAD $0.5 million and USAD billed the Company $0.2 million for leased space. For open amounts receivable at December 31, 2003, see “—Concentration of risk.”

The Company’s only financial interest in Armkel, prior to its acquisition of Kelso’s interest in Armkel, and in USAD has been the Company’s direct equity investments in Armkel and USAD. The Company has no relationship with the other former equity holders of Armkel and the equity holders of USAD. For this reason, the Company believes it has had no incentive to negotiate with either Armkel or USAD in a manner that is not in the best interests of its stockholders generally.

In connection with its Armand and Armakleen joint ventures and its partnership with a supplier of sodium raw materials, the Company believes it has no incentive to negotiate with any of those entities in a manner that is not in the best interests of stockholders generally, since it has no equity interest in the other partners. The Company has entered into agreements with these entities within the ordinary course of business.

Recent accounting pronouncements

In January 2004, the FASB issued FASB Staff Position (FSP) No. 106-1, “Accounting and Disclosure Requirements to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the Act). The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The FSP permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Act. The Company’s consolidated financial statements or notes do not reflect the effects of the Act on the postretirement health care plan, and specific guidance on the accounting for the deferral subsidy is pending. Once guidance is issued, it could require the Company to change previously reported information.

In August 2003, the Company issued $100 million of 5.25% convertible senior debentures that may be converted into shares of the Company’s common stock prior to maturity currently at a conversion price of approximately $31.00 per share, subject to adjustment in certain circumstances. Because of the inclusion of the contingent convertibility feature of the debentures, the Company’s diluted net income per common share does not currently give effect to the dilution from the conversion of the debentures until the Company’s share price exceeds 120% of the conversion price or until the occurrence of certain specified events. However, the Emerging Issues Task Force (EITF) concluded in EITF Issue 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” that contingently convertible debt (“Co-Cos”) be treated for diluted EPS purposes as if converted from debt to equity, beginning with the date the contingently convertible debt instrument is initially issued, even if the triggering events (such as stock price) have not yet occurred. The effective date would be reporting periods ending on or after December 15, 2004, and prior period EPS amounts presented for comparative purposes would have to be restated. The Company will implement this consensus in its 2004 financial statements, and prior periods will be restated.

Competitive environment

Many of our competitors are large companies, including The Procter & Gamble Company, Unilever, Inc., The Clorox Company, Colgate-Palmolive Company, The Gillette Company and S.C. Johnson & Son, Inc., which have greater financial resources than the Company. These companies have the capacity to outspend the Company in an attempt to gain market share.

Because of the competitive environment facing retailers, the Company faces pricing pressure from these customers, particularly the high-volume retail store customers, who have increasingly sought to obtain pricing concessions or better trade terms. These concessions or terms could reduce the Company’s margins. Furthermore, if the Company is unable to maintain price or trade terms acceptable to its trade customers, the customers could increase product purchases from our competitors, which would harm the Company’s sales and profitability.

Consumer products, particularly those that are value-priced, such as laundry and household cleaning products, are subject to significant price competition. From time to time, the Company may need to reduce the prices for some of its products to respond to competitive and customer pressures and to maintain market share.

The Company has entered the oral care and personal care and deodorizing businesses using the unique strengths of its ARM & HAMMER trademark and baking soda technology. These are highly innovative markets, characterized by a continuous flow of new products and line extensions, and requiring heavy advertising and promotion.

In the toothpaste category, after leading its category in growth several years ago, driven by the success of ARM & HAMMER ADVANCE WHITE toothpaste, the Company’s share dropped in both 2002 and 2003 mainly as a result of competitive new products and aggressive spending by other manufacturers in the category.

In the personal care category, several new products and line extensions in oral care were expanded during the final quarter of 2001, in particular ARM & HAMMER ADVANCE BREATH CARE, a line of oral deodorization products including mouthwash, mints and toothpaste. This oral care line of products did not live up to our expectations in 2002 and 2003 particularly since key retailers started moving away from mints and therapeutic gums in the oral care aisle of the store. Because this trend cannot be halted or reversed, this particular line of products is being discontinued.

In 2003, the Company announced several new consumer product initiatives. Early in 2003, the Company launched ARRID TOTAL Soft Solid antiperspirants targeted primarily to women, and broadened its ARM & HAMMER ULTRAMAX antiperspirant line by adding a gel primarily targeted at men. To strengthen its toothpaste franchise, the Company introduced ARM & HAMMER COMPLETE CARE, the first ARM & HAMMER all-in-one toothpaste. In the laundry area, the Company launched ARM & HAMMER FRESH ‘N SOFT Liquid Fabric Softener as a companion product to the existing fabric softener dryer sheets. These products all reached broad national distribution during the second quarter. In addition, beginning in the second quarter, the Company launched BRILLO SCRUB ‘N TOSS, a disposable cleaning pad, and the Company’s first major extension to the BRILLO line. These introductions usually involve heavy marketing costs in the year of launch, and the eventual success of these new product and line extensions will not be known for some time.

During the fourth quarter of 2003, the Company completed the national distribution of ARM & HAMMER EASY FLUSH Clumping Cat Litter, a major new addition to its cat litter line. The Company also repackaged its XTRA Liquid Laundry Detergent line in vibrant new bottle colors cued to the product’s fragrance variants, and expanded distribution of this product line in the mass channel.

Early in 2004, the Company launched ARM & HAMMER ENAMEL CARE toothpaste, its most important oral care innovation in several years. Enamel Care is based on proprietary formulation and packaging technology which combines the cleaning and whitening properties of baking soda with fluoride and patented liquid calcium in a dual chamber tube to fill tooth surfaces and restore enamel luster. The product is available in two variants: Advanced Cleaning and Natural

Whitening. In addition, the entire ARM & HAMMER toothpaste line has been re-staged with new packaging graphics designed to return the brand to its original emphasis on therapeutic benefits. Other important personal care initiatives, early in 2004, include additions to the ARRID TOTAL and ARM & HAMMER ULTRAMAX antiperspirant lines.

In the Specialty Products business, competition within the two major product categories, sodium bicarbonate and potassium carbonate, remained intense in 2003. Sodium bicarbonate sales have been negatively impacted for several years by nahcolite-based sodium bicarbonate manufacturers. As for potassium carbonate, imports of video glass and production from foreign suppliers affected U.S. demand in 2004 as they did in 2003.

During 2003, the Company continued to pursue opportunities to build a specialized industrial cleaning business using our aqueous-based technology. In early 1999, the Company extended its alliance with Safety-Kleen Corp. to build a specialty cleaning products business based on our technology and their sales and distribution organization. The second year of this alliance was impacted by Safety-Kleen’s financial difficulties leading to a Chapter 11 filing in June of 2000, and a major reorganization implemented during the second half of that year. Safety-Kleen Corp. emerged from bankruptcy in 2003. While this opportunity has demonstrated more stability in 2003 and continues to hold great promise, the outcome will not be known for some time.

Report of independent registered public accounting firm

To The Board of Directors and Stockholders of

Church & Dwight Co., Inc.

Princeton, New Jersey

We have audited the accompanying consolidated balance sheets of Church & Dwight Co., Inc. and subsidiaries (the “Company”) at December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity, and cash flow for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2003 and 2002, and the results of their operations and their cash flow for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Notes 1 and 7 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142.

/S/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey March 5, 2004, except for Notes 16 and 18, as to which the date is December 6, 2004

Church & Dwight Co., Inc. and Subsidiaries

Consolidated statements of income

	Year ended December 31,
(Dollars in thousands, except per share data)	2003	2002	2001
Net Sales	$1,056,874	$1,047,149	$959,707
Cost of sales	738,883	735,928	680,211

Gross Profit	317,991	311,221	279,496
Marketing expenses	88,807	86,195	74,803
Selling, general and administrative expenses	117,333	120,512	111,832
Plant shutdown and other items	—	—	(660)

Income from Operations	111,851	104,514	93,521
Equity in earnings (loss) of affiliates	28,632	21,520	(6,195)
Investment earnings	1,322	1,793	2,224
Other expense (net)	(313)	(2,618)	(269)
Interest expense	(24,527)	(23,974)	(11,537)

Income before minority interest and taxes	116,965	101,235	77,744
Minority interest	30	143	3,889

Income before taxes	116,935	101,092	73,855
Income taxes	35,974	34,402	26,871

Net Income	$80,961	$66,690	$46,984

Weighted average shares outstanding (in thousands)—Basic	60,341	59,445	58,319
Weighted average shares outstanding (in thousands)—Diluted	63,299	62,714	61,229

Net Income Per Share—Basic	$1.34	$1.12	$0.81
Net Income Per Share—Diluted	$1.28	$1.07	$0.77

See Notes to Consolidated Financial Statements.

Church & Dwight Co., Inc. and Subsidiaries

Consolidated balance sheets

	December 31,
(Dollars in thousands, except share data)	2003	2002
Assets
Current Assets
Cash and cash equivalents	$75,634	$76,302
Accounts receivable, less allowances of $1,969 and $1,546	107,553	100,252
Inventories	84,176	82,674
Deferred income taxes	14,109	18,154
Current portion of long-term note receivable	942	870
Prepaid expenses	6,808	7,184

Total Current Assets	289,222	285,436

Property, Plant and Equipment (Net)	258,010	240,007
Note Receivable	8,766	9,708
Equity Investment in Affiliates	152,575	131,959
Long-term Supply Contracts	5,668	6,538
Tradenames and Other Intangibles	119,374	90,036
Goodwill	259,444	202,388
Other Assets	26,558	22,169

Total Assets	$1,119,617	$988,241

Liabilities and Stockholders’ Equity
Current Liabilities
Short-term borrowings	$62,337	$4,490
Accounts payable and accrued expenses	148,958	156,921
Current portion of long-term debt	3,560	11,455
Income taxes payable	17,199	12,315

Total Current Liabilities	232,054	185,181

Long-term Debt	331,149	352,488
Deferred Income Taxes	61,000	57,103
Deferred and Other Long-term Liabilities	40,723	30,000
Nonpension Postretirement and Postemployment Benefits	15,900	15,609
Minority Interest	297	214
Commitments and Contingencies
Stockholders’ Equity
Preferred Stock-$1.00 par value
Authorized 2,500,000 shares, none issued	—	—
Common Stock-$1.00 par value
Authorized 100,000,000 shares, issued 69,991,482 shares	69,991	69,991
Additional paid-in capital	27,882	16,220
Retained earnings	435,677	367,211
Accumulated other comprehensive (loss)	(13,962)	(16,919)

	519,588	436,503
Common stock in treasury, at cost:
8,812,445 shares in 2003 and 10,145,331 shares in 2002	(81,094)	(88,857)

Total Stockholders’ Equity	438,494	347,646

Total Liabilities and Stockholders’ Equity	$1,119,617	$988,241

See Notes to Consolidated Financial Statements.

Church & Dwight Co., Inc. and Subsidiaries

Consolidated statements of cash flow

	Year ended December 31,
(Dollars in thousands)	2003	2002	2001
Cash Flow From Operating Activities
Net Income	$80,961	$66,690	$46,984
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	30,224	27,890	27,843
Disposal and write-down of assets	6,848	6,193	—
Equity in (earnings) loss of affiliates	(28,632)	(21,520)	6,195
Deferred income taxes	12,490	17,817	7,295
Other	330	2,072	169
Change in assets and liabilities: (net of effects of acquisitions and divestitures)
(Increase) decrease in accounts receivable	(6,290)	5,876	(25,518)
Decrease (increase) in inventories	16,508	16,771	(14,544)
Decrease (increase) in prepaid expenses	509	(394)	(2,161)
(Decrease) in accounts payable	(12,262)	(22,963)	(12,423)
Increase in income taxes payable	7,394	10,199	5,669
Increase in other liabilities	9,790	5,138	2,212

Net Cash Provided by Operating Activities	117,870	113,769	41,721
Cash Flow From Investing Activities
Decrease in short-term investments	—	—	2,990
Additions to property, plant and equipment	(32,211)	(38,739)	(34,086)
Purchase of USA Detergents common stock	—	—	(100,707)
Acquisition of Biovance stock (net of cash acquired of $365 in 2002)	(3,597)	(7,756)	—
Distributions from affiliates	4,570	4,670	6,350
Investment in affiliates, net of cash acquired	—	(2,731)	(108,250)
Proceeds from notes receivable	870	5,803	3,087
Proceeds from sale of fixed assets	—	1,460	2,530
Purchase of new businesses	(110,674)	—	(129,105)
Investment in notes receivable	—	—	(16,380)
Other	(174)	(1,077)	(3,587)

Net Cash Used in Investing Activities	(141,216)	(38,370)	(377,158)
Cash Flow From Financing Activities
Proceeds (repayments) from short-term borrowing	56,807	2,457	(10,792)
Proceeds from long-term borrowing	350,000	—	560,000
Repayments of long-term borrowings	(379,524)	(52,751)	(171,114)
Proceeds from stock options exercised	12,640	10,868	9,168
Payment of cash dividends	(12,495)	(11,888)	(11,275)
Deferred financing costs	(5,569)	(476)	(9,601)

Net Cash Provided by (Used in) Financing Activities	21,859	(51,790)	366,386
Effect of exchange rate changes on cash and cash equivalents	819	247	(76)

Net Change in Cash and Cash Equivalents	(668)	23,856	30,873
Cash and Cash Equivalents at Beginning of Year	76,302	52,446	21,573

Cash and Cash Equivalents at End of Year	$75,634	$76,302	$52,446

Cash paid during the year for:
Interest (net of amounts capitalized)	$15,806	$23,362	$9,948

Income taxes	$15,515	$4,421	$15,292

Acquisitions in which liabilities were assumed are as follows:
Fair value of assets	$111,610	$14,889	$293,402
Cash paid for stock and product lines	(110,674)	(8,121)	(229,812)

Liabilities assumed	$936	$6,768	$63,590

See Notes to Consolidated Financial Statements.

Church & Dwight Co., Inc. and Subsidiaries

Consolidated statements of stockholders’ equity

Years ended December 31, 2003, 2002 and 2001

	Number of Shares		Amounts
(in thousands)	Common Stock	Treasury Stock	Common Stock	Treasury Stock	Additional Paid-In Capital	Retained Earnings	Accum- ulated Other Compre- hensive Income (Loss)	Compre- hensive Income
January 1, 2001	69,991	(12,424)	$69,991	$(101,836)	$(816)	$276,700	$(9,389)
Net Income	—	—	—	—	—	46,984	—	$46,984
Translation adjustments	—	—	—	—	—	—	(2,163)	(2,163)
Available for sale securities, net of taxes of $1,923	—	—	—	—	—	—	3,191	3,191
Interest rate swap agreements, net of taxes of $823	—	—	—	—	—	—	(1,367)	(1,367)

Comprehensive Income								$46,645

Cash dividends	—	—	—	—	—	(11,275)	—
Stock option plan transactions including related income tax benefit of $2,913	—	1,135	—	6,311	5,769	—	—
Other stock issuances	—	12	—	72	131	—	—

December 31, 2001	69,991	(11,277)	69,991	(95,453)	5,084	312,409	(9,728)
Net Income	—	—	—	—	—	66,690	—	$66,690
Translation adjustments	—	—	—	—	—	—	(3,732)	(3,732)
Minimum pension liability, net of taxes of $1,497	—	—	—	—	—	—	(2,417)	(2,417)
Interest rate swap agreements, net of taxes of $645	—	—	—	—	—	—	(1,042)	(1,042)

Comprehensive Income								$59,499

Compensation expense relating to stock options	—	—	—	—	804	—	—
Cash dividends	—	—	—	—	—	(11,888)	—
Stock option plan transactions including related income tax benefit of $5,923	—	1,125	—	6,556	10,235	—	—
Other stock issuances	—	6	—	40	97	—	—

December 31, 2002	69,991	(10,146)	69,991	(88,857)	16,220	367,211	(16,919)
Net Income	—	—	—	—	—	80,961	—	$80,961
Translation adjustments	—	—	—	—	—	—	4,498	4,498
Minimum pension liability, net of taxes of $969	—	—	—	—	—	—	(1,513)	(1,513)
Company portion of Armkel accumulated other comprehensive (loss) net of taxes of $1,152	—	—	—	—	—	—	(2,294)	(2,294)
Interest rate swap agreements, net of taxes of $1,380	—	—	—	—	—	—	2,266	2,266

Comprehensive Income								$83,918

Cash dividends	—	—	—	—	—	(12,495)	—
Stock option plan transactions including related income tax benefit of $6,522	—	1,323	—	7,704	11,458	—	—
Other stock issuances	—	11	—	59	204	—	—

December 31, 2003	69,991	(8,812)	$69,991	$(81,094)	$27,882	$435,677	$(13,962)

See Notes to Consolidated Financial Statements.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements

1. Accounting policies

Business

The Company develops, manufactures and markets a broad range of consumer and specialty products. It sells its products, primarily under the ARM & HAMMER trademark, to consumers through supermarkets, drug stores and mass merchandisers; and to industrial customers and distributors.

Basis of presentation

The accompanying Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries. The Company accounts for equity investments on the cost method for those investments in which it does not control nor have the ability to exert significant influence over the investee, which is generally when the Company has less than a 20 percent ownership interest. In circumstances where the Company has greater than a 20 percent ownership interest and has the ability to exercise significant influence but does not control the investee, the investment is accounted for under the equity method. As a result, the Company accounts for its approximately 16% interest in USA Metro, Inc. on the cost basis and accounts for its 50% interest in its Armand Products Company joint venture, the ArmaKleen Company joint venture and the Armkel LLC joint venture under the equity method of accounting. During 2002, the Company increased its ownership of QGN, its Brazilian subsidiary from 85% to approximately 99%. The Brazilian subsidiary has been consolidated since May 1999 and was previously accounted for under the equity method. All material intercompany transactions and profits have been eliminated in consolidation. The accompanying Consolidated Financial Statements are presented in accordance with accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent gains and losses at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Management makes estimates regarding inventory valuation, promotional and sales returns reserves, the carrying amount of goodwill and other intangible assets, the realization of deferred tax assets, tax reserves, liabilities related to pensions and other postretirement benefit obligations and other matters that affect the reported amounts and other disclosures in the financial statements. Estimates by their nature are based on judgement and available information. Therefore, actual results could differ materially from those estimates, and it is possible such changes could occur in the near term.

Revenue recognition

Revenue is recognized when finished goods are delivered to our customers or when finished goods are picked up by a customer’s carrier.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

Promotional and sales returns reserves

The Company conducts extensive promotion activities, primarily through the use of off-list discounts, slotting, co-op advertising, periodic price reduction arrangements, and end-aisle and other in-store displays. All such costs are netted against sales. Slotting costs are expensed when the related sale is recognized. Co-op advertising costs are expensed when the customer places the advertisement for the Company’s products. Discounts relating to price reduction arrangements are recorded when the related sale takes place. Costs associated with end-aisle or other in-store displays are recorded at the completion of the related sale.

The reserves for sales returns and consumer and trade promotion liabilities are established based on the Company’s best estimate of the amounts necessary to settle future and existing obligations for such items on products sold as of the balance sheet date. The Company uses historical trend experience and coupon redemption provider input in arriving at coupon reserve requirements, and forecasted appropriations, customer and sales organization inputs, and historical trend analysis in arriving at the reserves required for other promotional activities and sales returns. While the Company believes that promotional reserves are adequate and that the judgment applied is appropriate, amounts estimated to be due and payable could differ materially from actual costs incurred in the future.

Cost of sales, marketing and selling, general and administrative expenses

Cost of sales includes costs related to the manufacture of the Company’s products (including raw material costs, inbound freight costs, direct labor, and indirect plant costs such as plant supervision, receiving, inspection, maintenance labor and materials, depreciation, taxes and insurance), purchasing, production planning, operations management, logistics, freight to customers, warehousing costs and internal transfer freight costs.

Marketing expenses include costs for advertising (excluding the costs of co-op advertising programs, which are reflected in net sales), costs for coupon insertion (mainly the cost of printing and distribution), consumer promotion costs (such as on-shelf advertisements and floor ads), public relations, package design expense and market research costs.

Selling, general and administrative expenses include costs related to functions such as sales, corporate management, marketing administration and legal, among others. Such costs include compensation related costs (such as benefits, profit sharing, deferred compensation and employer contributions to the 401K savings plan); travel and entertainment related expenses; trade show expenses; insurance; professional and other consulting fees; costs related to temporary staff; staff relocation costs; and non-capitalizable software related costs.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. In such situations, long-lived assets are considered impaired when estimated future cash flows (undiscounted and without interest charges) resulting from the use of the asset and its eventual disposition are less

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

than the asset’s carrying amount. While the Company believes that its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect its estimates. When an impairment is indicated, the estimated future cash flows are then discounted to determine the estimated fair value of the asset and an impairment charge is recorded for the difference between the carrying value and the net present value of estimated future cash flows.

Foreign currency translation

Financial statements of foreign subsidiaries are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52. Unrealized gains and losses are recorded in Accumulated Other Comprehensive Loss. Gains and losses on foreign currency transactions were recorded in the accompanying Consolidated Statements of Income and were not material.

Cash equivalents

Cash equivalents consist of highly liquid short-term investments, which mature within three months of purchase.

Inventories

Inventories are valued at the lower of cost or market. Approximately 45% and 57% of the inventory at December 31, 2003 and 2002, respectively, were determined utilizing the last-in, first-out (LIFO) method. The cost of substantially all inventory in the Company’s Specialty Products segment as well as inventory sold under the Arm & Hammer and Brillo trademarks in the Consumer Products segment is determined utilizing the LIFO method. The cost of the remaining inventory is determined using the first-in, first-out (FIFO) method. When appropriate, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or market (net realizable value), including any costs to sell or dispose the adjusted inventory. The Company identifies any slow moving, obsolete or excess inventory to determine whether a valuation allowance is indicated. The determination of whether inventory items are slow moving, obsolete or in excess of needs requires estimates and assumptions about the future demand for the Company’s products, technological changes, and new product introductions. The estimates as to the future demand used in the valuation of inventory are dependent on the ongoing success of the Company’s products. In addition, the Company’s allowance for obsolescence may be impacted by the rationalization of the number of stock keeping units. To minimize this risk, the Company evaluates its inventory levels and expected usage on a periodic basis and records adjustments as required. Adjustments to reduce the inventory’s net realizable value were $3.2 million at December 31, 2003, and $5.3 million at December 31, 2002.

Property, plant and equipment

Property, plant and equipment and additions thereto are stated at cost. Depreciation and amortization are recorded using the straight-line method over the estimated useful lives of the respective assets.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

Software

The Company accounts for software in accordance with Statement of Position (SOP) 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” SOP 98-1 requires companies to capitalize certain costs of developing computer software. Amortization is recorded using the straight-line method over the estimated useful lives of the software.

Long-term supply contracts

Long-term supply contracts represent advance payments made by the Company under multi-year contracts with suppliers of raw materials and finished goods inventory. Such advance payments are applied over the lives of the contracts using the straight-line method.

Derivatives

All derivatives are recognized as assets or liabilities at fair value in the accompanying Consolidated Balance Sheets.

Derivatives designated as hedges are either (1) a hedge of the fair value of a recognized asset or liability (“fair value” hedge), or (2) a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge).

Changes in the fair value of derivatives that are designated and qualify as fair value hedges, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings.

Changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recorded in Accumulated Other Comprehensive Loss until earnings are affected by the variability of cash flows of the hedged asset or liability. Any ineffectiveness related to these hedges are recorded directly in earnings. The amount of the ineffectiveness was not material.

Changes in the fair value of derivatives not designated or qualifying as an accounting hedge are recorded directly to earnings.

Goodwill and Other Intangible Assets

The Company accounts for Goodwill and Other Intangible Assets in accordance with SFAS No. 142. Under SFAS No. 142, goodwill and intangible assets with indefinite useful lives are not amortized but are reviewed for impairment at least annually. Intangible assets with finite lives are amortized over their estimated useful lives using the straight-line method. Indefinite lived assets acquired by the Company prior to June 30, 2001 were amortized through December 31, 2001.

Research and development

Research & development costs in the amount of $26,917,000 in 2003, $26,877,000 in 2002 and $21,803,000 in 2001 were charged to operations as incurred.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

Earnings per share

Basic EPS is calculated based on income available to common shareholders and the weighted-average number of shares outstanding during the reported period. Diluted EPS includes additional dilution to the Company’s earnings from common stock issuable pursuant to the exercise of stock options outstanding. Antidilutive stock options, in the amounts of 846,870, 910,095 and 193,500 for 2003, 2002 and 2001, have been excluded.

As more fully described in Note 9, the Company sold $100 million principal amount of debentures in August 2003. The debentures have a restricted convertibility feature, which restricts conversion of the debentures prior to the occurrence of certain events, including a condition based on the price of the Company’s Common Stock. The Company’s diluted net income per share calculation will not give effect to the dilution from the conversion of the debentures until the occurrence of one of these events.

The following table reflects the components of common shares outstanding for each of the three years ended December 31, 2003 in accordance with SFAS No. 128:

	2003	2002	2001
Weighted average common shares outstanding—basic	60,341	59,445	58,319
Dilutive effect of stock options	2,958	3,269	2,910

Equivalent average common shares outstanding—diluted	63,299	62,714	61,229

Employee stock based compensation

The Company accounts for costs of stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” rather than the fair-value based method in Statement of Financial Accounting Standards No. 123 (SFAS 123), “Accounting for Stock-Based Compensation.” The Company recognized compensation expense (net of tax) of approximately $0 in 2003, $497,000 in 2002 and $0 in 2001, respectively, in accordance with APB 25. Had compensation cost been determined based on the fair values of the stock options at the date of grant in accordance with SFAS 123, the Company would have recognized compensation expense, net of taxes, of $3,903,000, $4,480,000 and $2,670,000 for 2003, 2002 and 2001, respectively, and the Company’s pro forma net income and pro forma net income per share for 2003, 2002 and 2001 would have been as follows:

(In thousands, except for per share data)	2003	2002	2001
Net Income
As reported	$80,961	$66,690	$46,984
Pro forma	77,058	62,707	44,314
Net Income per Share: basic
As reported	$1.34	$1.12	$0.81
Pro forma	1.28	1.06	0.76
Net Income per Share: diluted
As reported	$1.28	$1.07	$0.77
Pro forma	1.22	1.01	0.73

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

Comprehensive income

Comprehensive income consists of net income, available for sale securities, foreign currency translation adjustments, changes in the fair value of certain derivative financial instruments designated and qualifying as cash flow hedges, and minimum pension liability adjustments, and is presented in the Consolidated Statements of Changes in Stockholders’ Equity and in note 13.

Income taxes

The Company recognizes deferred income taxes under the liability method; accordingly, deferred income taxes are provided to reflect the future consequences of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Management provides valuation allowances against the deferred tax asset for amounts which are not considered “more likely than not” to be realized.

Recent accounting pronouncements

In August 2003, the Company issued $100 million of 5.25% convertible senior debentures that may be converted into shares of the Company’s common stock prior to maturity currently at a conversion price of approximately $31.00 per share, subject to adjustment in certain circumstances. Because of the inclusion of the contingent convertibility feature of the debentures, the Company’s diluted net income per common share does not currently give effect to the dilution from the conversion of the debentures until the Company’s share price exceeds 120% of the conversion price or until the occurrence of certain specified events. However, the Emerging Issues Task Force (EITF) concluded in EITF Issue 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” that contingently convertible debt (“Co-Cos”) be treated for diluted EPS purposes as if converted from debt to equity, beginning with the date the contingently convertible debt instrument is initially issued, even if the triggering events (such as stock price) have not yet occurred. The effective date would be reporting periods ending on or after December 15, 2004, and prior period EPS amounts presented for comparative purposes would have to be restated. The Company will implement this consensus in its 2004 financial statements, and prior periods will be restated.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

In January 2004, the FASB issued FASB Staff Position (FSP) No. 106-1 “Accounting and Disclosure Requirements to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the Act). The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The FSP permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Act. The Company’s Consolidated Financial Statements or notes do not reflect the effects of the Act on the postretirement health care plan and specific guidance on the accounting for the deferral subsidy is pending and once guidance is issued, could require the Company to change previously reported information.

Reclassification

Certain prior year amounts have been reclassified in order to conform with the current year presentation.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

2. Fair value of financial instruments and risk management

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2003 and 2002. Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments,” defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

	2003		2002
(In thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Current portion of note receivable	$942	$942	$870	$870
Long-term note receivable	8,766	8,788	9,708	9,375
Financial Liabilities:
Short-term borrowings	62,337	62,337	4,490	4,490
Current portion of long-term debt	3,560	3,560	11,455	11,455
Long-term bank debt	231,149	231,149	352,488	352,488
Convertible debt	100,000	115,790	—	—
Interest rate swap contracts	231	231	3,899	3,899

The following methods and assumptions were used to estimate the fair value of each class of financial instruments reflected in the Consolidated Balance Sheets:

Note receivable

The carrying value of the note receivable represents the face value discounted by an interest factor management believes appropriate for the credit risk involved at the date of the note. The market value of the note receivable reflects what management believes is the appropriate interest factor at December 31, 2003 and 2002, respectively, based on similar risks in the market.

Short-term borrowings

The amounts of unsecured lines of credit equal fair value because of short maturities and variable interest rates.

Long-term bank debt and current portion of long-term debt

The Company estimates that based upon the Company’s financial position and the variable interest rate, the carrying value approximates fair value.

Convertible debt

The Company determines fair value of its convertible debentures based upon the debentures’ quoted market value.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

Interest rate swap contracts

Carrying amounts of interest rate swap contracts are reflected on the Company’s balance sheet at their fair value.

The fair values are estimated amounts the Company would receive or pay to terminate the agreements at the balance sheet date, taking into account current interest rates.

Interest rate risk

The Company entered into interest rate swap agreements to reduce the impact of interest rate fluctuations on this debt, as required by the credit agreement. The swap agreements are contracts to exchange floating rate for fixed interest rate payments periodically over the life of the agreements without the exchange of the underlying notional amounts. As of December 31, 2003, the Company entered into agreements for a notional amount of $56 million, swapping debt with a one- month LIBOR rate for a fixed rate that averages 4.0%. As a result, the swap agreements eliminate the variability of interest expense for that portion of the Company’s debt. The Company recognized expense of approximately $3.9 million in 2003, $4.3 million in 2002 and $1.3 million in 2001 as a result of the swap agreements and will recognize $0.2 million of expense in 2004.

The Company’s domestic operations and its Brazilian subsidiary have other short and long- term debts that are floating rate obligations. If the floating rate were to change by 10% from the December 31, 2003 level, annual interest expense associated with the floating rate debt would be immaterial.

Foreign currency

The Company is subject to exposure from fluctuations in foreign currency exchange rates, primarily U.S. Dollar/British Pound, U.S. Dollar/Canadian Dollar and U.S. Dollar/Brazilian Real. The Company, from time to time, enters into forward exchange contracts to hedge anticipated but not yet committed sales denominated in the Canadian dollar and the British pound. The terms of these contracts are for periods of under 12 months. The purpose of the Company’s foreign currency hedging activities is to protect the Company from the risk that the eventual dollar net cash inflows from the sale of products to foreign customers will be adversely affected by changes in exchange rates. The Company did not have any forward exchange contracts outstanding at December 31, 2003 and December 31, 2002.

Equity derivatives

The Company has entered into equity derivative contracts on its own stock in order to minimize the impact on earnings resulting from fluctuations in market price of shares in the Company’s deferred compensation plan. These contracts, in the amount of 185,000 and 165,000 shares, hedge approximately 56% and 50% of the notional shares in the plan and were marked to market through earnings at December 31, 2003 and 2002, respectively. The Company recognized income of approximately $1.5 million in 2003 and $0.4 million in 2002, which reduced the charges for deferred compensation in 2003 and 2002.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

3. Inventories

Inventories are summarized as follows:

(In thousands)	2003	2002
Raw materials and supplies	$26,205	$30,987
Work in process	204	142
Finished goods	57,767	51,545

	$84,176	$82,674

Inventories valued on the LIFO method totaled $38,134,000 and $47,452,000 at December 31, 2003 and 2002, respectively, and would have been approximately $2,943,000 and $3,073,000 higher, respectively, had they been valued using the first-in, first-out (FIFO) method.

4. Property, plant and equipment

Property, plant and equipment consist of the following:

(In thousands)	2003	2002	Estimated Lives (years)
Land	$6,165	$6,079	N/A
Buildings and improvements	109,860	105,469	9-40
Machinery and equipment	295,255	267,568	5-20
Office equipment and other assets	27,753	30,556	3-10
Software	12,459	5,945	5
Mineral rights	571	467	based on volume
Construction in progress	9,574	9,920	N/A

	461,637	426,004
Less accumulated depreciation, depletion and amortization	203,627	185,997

Net property, plant and equipment	$258,010	$240,007

During the second quarter of 2003, the Company wrote-off approximately $8.3 million of fully depreciated assets.

Depreciation, depletion and amortization of property, plant and equipment amounted to $23,831,000, $22,178,000 and $18,968,000 in 2003, 2002 and 2001, respectively. Interest charges in the amount of $403,000, $603,000 and $432,000 were capitalized in connection with construction projects in 2003, 2002 and 2001, respectively.

During the fourth quarter of 2003, the Company wrote-down the value of manufacturing assets by approximately $1.2 million and in 2002 wrote-down the value of one of its plants by $2.1 million. Also during the fourth quarter of 2003, the Company wrote-off approximately $1.5 of manufacturing equipment removed from service. Both write-downs were a result of declining

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

sales volume and discounted cash flows were used to determine the values. The write-downs and write-off are included in Cost of Sales in the Company’s Consolidated Statement of Income. The charges and the remaining carrying values are included in the C&D Consumer segment.

Also during 2002, the Company sold its Lambert Kay Hardware, Winsted, Connecticut manufacturing facility for a price that approximates book value. This facility was acquired as part of the anti-perspirant and pet care businesses purchase from Carter-Wallace described in Note 5. The facility was sold as part of the Company’s decision in 2001 to discontinue the hardware portion of the product line.

5. Acquisitions

a. In 1997, the Company acquired a 40% interest in QGN. The investment, costing approximately $10.4 million, was financed internally and included goodwill of approximately $3.3 million. The Company exercised its option to increase its interest to 75% during the second quarter of 1999. The additional 35% ownership cost approximately $9.1 million and included goodwill of approximately $4.8 million. During 2001, the Company increased its ownership position to approximately 85% at a cost of $2.6 million, of which $1.7 million was allocated to goodwill. During 2002, the Company increased its ownership to approximately 99% at a cost of $4.3 million, of which $2.7 million was allocated to goodwill. Pro forma comparative results of operations are not presented because they are not materially different from the Company’s reported results of operations.

b. USAD acquisition and non-core business divestiture

On May 25, 2001, the Company acquired, USA Detergents, Inc. (“USAD”), its partner in the previously formed ARMUS LLC joint venture, for $7 per share in an all-cash transaction. The acquisition was accounted for under the purchase method. Results of operations are included in the accompanying financial statements from May 25, 2001.

The Company and USAD formed the ARMUS joint venture to combine their laundry products businesses in June 2000. Under its terms, the Company had management control of the venture and an option to buy USAD’s interest in five years. The venture became operational on January 1, 2001, and was dissolved in 2001 when the Company purchased USAD outright.

As part of the ARMUS joint venture, the Company had acquired 2.1 million shares or 15% of USAD’s stock for $15 million or $7 a share. The acquisition agreement extended the same price per share to USAD’s remaining stockholders. The Company estimates the total transaction cost, including the assumption of debt, and the initial stock purchase, was approximately $125 million after disposal of unwanted assets. The Company financed the acquisition with a short term bridge loan, which subsequently was refinanced in connection with the Carter-Wallace acquisition.

As described in further detail below, the Company divested USAD’s non-laundry business, which accounted for less than 20% of USAD’s sales in 2000, and other non-core assets to former USAD executives concurrently with the acquisition.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the USAD acquisition:

(in thousands)
Current assets	$14,839
Property, plant and equipment	46,591
Tradenames	29,930
Goodwill	82,746
Other long-term assets	2,257

Total assets acquired	176,363
Current liabilities	(53,160)
Long-term debt	(5,425)
Other long-term liabilities	(6,901)

Net assets acquired	$110,877

The goodwill and tradenames were amortized until December 31, 2001, using the straight-line method over 30 years.

As noted above, the Company divested USAD’s non-laundry business and other non-core assets to former USAD executives under the new company name of USA Metro, Inc. (“USAM”), subsequently renamed USA Detergents (“USAD”). The Company has an approximately 16% ownership interest in the newly formed company and contributed $400,000. USAD purchased inventory and other assets from the Company for a total of $5,087,000, in the form of two notes receivable. The inventory note of $3,087,000 was secured by a lien on the inventory. The note was due on December 31, 2001, bore interest at 8% for the first ninety days following the divestiture and 10% thereafter and was paid. The note for all the other assets of $2,000,000 has a maturity of five years from the date of the divestiture and bears interest at 8% for the first two years, 9% for the third year, 10% for the fourth year and 11% for the fifth year, and is carried at approximately $1,400,000 using an effective interest rate of 17%.

The loan agreement specifies that interest only payments for the first two years may be deferred at the option of the debtor. Commencing with the start of the third year, the principal and accrued interest are payable monthly based upon a five-year amortization. The unpaid principal and accrued interest as of the maturity date are payable in a lump sum on May 24, 2006. In the event the unpaid principal and interest is not paid as of the maturity date, the interest rate shall increase by 300 basis points. In the case of default by USAD that is not remedied as provided in the note, the Company may convert the note to additional ownership in USAD.

In addition to the aforementioned investment in USAD and the note receivable, the Company has a trade receivable balance with USAD of approximately $3.2 million at December 31, 2003 and $3.1 million at December 31, 2002.

During 2003 and 2002, the Company sold $21.8 million and $23.2 million of laundry and cleaning products to USAD, respectively. Furthermore, during 2003 and 2002, the Company billed USAD $0.5 million and $0.5 million and USAD billed the Company $0.2 million and $0.2 million for leased space, respectively.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

c. Carter-Wallace acquisition

On September 28, 2001, the Company acquired the consumer products business of Carter-Wallace, Inc. in a partnership with the private equity group, Kelso & Company (Kelso), for a total negotiated price of approximately $746 million, including the assumption of certain debt plus transaction costs. Under the terms of its agreements with Carter-Wallace and Kelso, the Company acquired Carter-Wallace’s U.S. anti-perspirant and pet care businesses outright for a negotiated price of approximately $129 million, and Armkel, LLC (Armkel), a 50/50 joint venture between the Company and Kelso, acquired the rest of Carter-Wallace’s domestic and international consumer products business for a negotiated price of approximately $617 million. The Company accounts for its interest in Armkel on the equity method. (See note 6)

The Company made the acquisition to increase its personal care product lines and to improve the cost structure of these and its existing products.

The following table summarizes the fair values of the assets acquired and liabilities assumed (related to the anti-perspirant and pet care businesses acquired directly by the Company) at the date of acquisition:

(in thousands)
Current assets	$41,587
Property, plant and equipment	3,020
Tradenames	29,702
Goodwill	65,058

Total assets acquired	139,367
Current liabilities	(9,349)

Net assets acquired	$130,018

The results of operations of the anti-perspirant and pet care businesses are included in the accompanying financial statements from September 28, 2001.

The purchase price allocation is based upon an independent appraisal. Goodwill and tradenames are not being amortized, in accordance with the provisions of SFAS 142, “Goodwill and Other Intangible Assets.” All the goodwill is deductible for tax purposes and is included in the C&D consumer products segment.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

d. Pro forma results for 2001 acquisitions—unaudited

The following pro forma 2001 income statement reflects the impact as though the Company purchased USAD, its share of Armkel and the anti-perspirant and pet care businesses as of the beginning of 2001. Pro forma adjustments include the elimination of intercompany sales, inventory set-up adjustments, additional interest expense, depreciation and amortization charges and the related income tax impact.

	2001
(Dollars in thousands, except per share data)	Historical CHD	Pro forma Results
Net Sales	$959.7	$1,054.7
Income from Operations	93.5	82.8
Equity Income	(6.2)	12.2
Net Income	47.0	43.5
EPS—Basic	$0.81	$0.75
EPS—Diluted	$0.77	$0.71

e. Early in 2002, the Company acquired Biovance Technologies, Inc., a small Oskaloosa, Iowa-based producer of specialty feed ingredients, which complement the Company’s existing animal nutrition products. The purchase price paid in 2002 was approximately $7.8 million (net of cash acquired) and included the assumption of debt. An additional payment of $3.4 million was made in February 2003 based upon 2002 operating performance and was charged to goodwill in the accompanying balance sheet. An additional payment of approximately $3.2 million is required in 2004 based on 2003 operating performance. Pro forma comparative results of operations are not presented because they are not materially different from the Company’s reported results of operations. Results of operations are included in the accompanying financial statements from January 1, 2002, the date of the acquisition.

f. On October 20, 2003, the Company purchased four oral care brands from Unilever in the United States and Canada. The purchase includes the Mentadent brand of toothpaste and toothbrushes, Pepsodent and Aim toothpaste, and exclusive licensing rights to Close-Up toothpaste. Nine month 2003 net sales for these brands are estimated at approximately $94 million.

The Company paid Unilever approximately $104 million in cash at closing and assumed certain liabilities, and will make additional performance-based payments of between $5 million and $12 million payable over eight years following the transaction which will be accounted for as additional purchase price. The acquisition was funded by obtaining new Tranche B Term Loans through an Amendment to the Company’s Credit Agreement dated September 28, 2001 as well as available cash. Results of operations for the businesses are included in the Company’s consolidated financial statements from October 20, 2003. Pro forma comparative results of operations are not presented because they are not materially different from the Company’s reported results of operations.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

The following table summarizes the preliminary purchase price allocation. An appraisal is currently in process:

(in thousands)
Inventories	$16,402
Property, plant and equipment	9,185
Tradenames	31,721
Goodwill	54,302

Total assets acquired	111,610
Current liabilities	(936)

Net assets acquired	$110,674

6. Equity investments

a. Armkel

The following table summarizes financial information for Armkel LLC. The Company accounts for its 50% interest in Armkel under the equity method.

Late in 2002, Armkel entered into an agreement to sell its Italian subsidiary to a group including local management and private equity investors for a price of approximately $22 million. Armkel accounted for the subsidiary as a discontinued operation. The 2001 results and balance sheet have reclassifications to reflect this accounting treatment. Armkel closed on the sale of the Italian subsidiary at the end of February of 2003.

	12 Months ended Dec. 31,
(in thousands)	2003	2002
Income statement data:
Net sales	$410,694	$383,782
Gross profit	228,419	210,833
Net income (loss)	50,239	31,214
Equity in earnings of affiliate recorded by the Company	25,130	18,107

	December 31,
	2003	2002
Balance sheet data:
Current assets	$215,689	$246,307
Noncurrent assets	559,632	562,207
Short-term debt	2,705	28,556
Current liabilities (excluding short-term debt)	93,560	110,224
Long-term debt	364,838	411,634
Other long-term liabilities	34,781	28,420
Partners’ equity	279,437	229,680

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

Armkel’s Board has equal representation from the Company and Kelso.

Armkel was financed with $229 million in equity contributions from the Company and Kelso and an additional $445 million in debt. Armkel entered into a syndicated bank credit facility and also issued senior subordinated notes to finance its investment in the acquisition of Carter-Wallace. The long-term $305 million credit facility consists of $220 million in 6 and 7-year term loans, all of which were drawn at closing and an $85 million revolving credit facility, which remained fully undrawn at December 31, 2003. Armkel also issued $225 million of 9.5% senior debt notes due in 2009 with interest payable semi-annually; therefore, Armkel had $367.5 million of total debt utilized as of December 31, 2003 after $75.9 million of repayments in 2003. The weighted average interest rate on the credit facility borrowings at December 31, 2003, excluding deferred financing costs and commitment fees, was approximately 4.0% including interest rate hedge transactions. Any debt on Armkel’s balance sheet is without recourse to the Company.

Under the limited liability company agreement with Kelso, the Company is allocated 50% of all book and tax profits. If there are losses, the Company is allocated 50% of all book and tax losses up to $10 million and 100% of such losses above that level. As a result of Armkel losses of approximately $15 million in 2001, the Company recorded a loss of approximately $10.0 million on its investment in Armkel in 2001. In 2002, the Company was allocated the first $5 million of Armkel’s net income to offset the disproportionate loss it was allocated in 2001. Net income after the first $5 million was allocated 50% to the Company.

During 2003 and 2002, the Company invoiced Armkel $24.4 million and $22.5 million respectively, for administrative and manufacturing services, and purchased $1.9 million and $7.1 million of deodorant anti-perspirant inventory produced by Armkel at its cost. The Company sold Armkel $2.9 million and $1.4 million of ARM & HAMMER products to be sold in international markets in 2003 and 2002, respectively. Armkel invoiced the Company $1.7 million for transition administrative services in 2002. The Company had an open receivable from Armkel of approximately $6.7 million and $4.8 million at December 31, 2003 and 2002, respectively.

Under the terms of its joint venture agreement with Kelso, the Company has a call option to acquire Kelso’s interest in Armkel in three to five years after the closing, at fair market value as defined in the joint venture agreement subject to a floor and cap. If the Company does not exercise its call option, then Kelso may request the Company to purchase its interest. If the Company elects not to purchase Kelso’s interest, then Kelso’s and the Company’s equity in the joint venture may be offered to a third party. If a third party sale should occur, depending on the proceeds received, the Company may be required to make a payment to Kelso up to an amount of approximately $112 million. Kelso also may elect to have the Company purchase its interest for $112 million. This amount is not payable until the eighth year from the formation of the venture. Finally, Kelso may require the Company to purchase its interest upon a change in control of the Company as defined in the joint venture agreement.

Simultaneously with this transaction, Carter-Wallace and its pharmaceutical business merged into a newly formed company set up by pharmaceutical industry executives and backed by two private equity firms. While the Company and Armkel are not affiliated with the pharmaceutical

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

venture, Armkel agreed to provide certain transitional services to help this venture with the start-up of its operations at Carter-Wallace’s main Cranbury, New Jersey, facility. These services were completed by the end of 2002.

b. Other equity investments

The Company has two other investments in affiliates that are accounting for under the equity method. The Company has a 50% interest in both the Armand Products Company and the Armakleen Company. Both companies are specialty chemical companies and its combined results comprise the “other equity investments” segment in Note 16. Neither company is considered a significant subsidiary and therefore, summarized financial statement data is not presented.

7. Goodwill and other intangibles

In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets,” which supersedes APB Opinion No. 17, “Intangible Assets.” Under its changes, SFAS No. 142 establishes new standards for goodwill acquired in a business combination and eliminates amortization of goodwill and instead sets forth methods to periodically evaluate goodwill for impairment. The Company adopted this statement upon its effective date.

The following tables discloses the carrying value of all intangible assets:

	December 31, 2003				December 31, 2002
(In thousands)	Gross Carrying Amount	Accum. Amort.	Net	Amort. Period (years)	Gross Carrying Amount	Impairment Charge	Accum. Amort.	Net
Amortized intangible assets:
Tradenames	$69,645	$(7,839)	$61,806	10-20	$39,160	$(2,190)	$(5,182)	$31,788
Formulas	6,281	(1,430)	4,851	10-20	6,281	—	(866)	5,415
Non Compete Agreement	1,143	(233)	910	10	1,143	—	(117)	1,026

Total	$77,069	$(9,502)	$67,567		$46,584	$(2,190)	$(6,165)	$38,229

Unamortized intangible assets— Carrying value:
Tradenames	$51,807				$51,807

Total	$51,807				$51,807

Intangible amortization expense amounted to $3.3 million and $2.6 million in 2003 and 2002. The estimated intangible amortization is approximately $4.9 million for 2004-2007 and $4.7 million for 2008.

The changes in the carrying amount of goodwill for the year ended December 31, 2003 is as follows:

(In thousands)	Consumer	Specialty	Total
Balance December 31, 2002	$182,498	$19,890	$202,388
Goodwill acquired during 2003	54,302	3,597	57,899
Foreign exchange/other	51	(894)	(843)

Balance December 31, 2003	$236,851	$22,593	$259,444

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

In accordance with SFAS No. 142, the Company completed the annual impairment test of the valuation of unamortized tradenames and based upon the results, there was no impairment. During 2002, the Company recorded a $2.2 million impairment charge related to one of its unamortized tradenames due to changes in market conditions and included the charge in selling, general and administrative expenses. This charge affects the Company’s Consumer segment. Fair value was determined using discounted cash flows. This tradename, which had a carrying value of approximately $4.8 million, was subsequently amortized as it has been determined to have a finite life.

The valuation of the tradenames and goodwill associated with the Oral Care business acquired from Unilever is in process. The amounts reflected in the above schedules are preliminary.

Net income results and per share amounts for the years ended December 31, 2003, 2002 and 2001, respectively, reflecting goodwill and intangible assets that are no longer being amortized are as follows:

	Year Ended December 31,
(Dollars in thousands, except per share data)	2003	2002	2001
Reported net income	$80,961	$66,690	$46,984
Goodwill amortization (net of tax)	—	—	2,213
Discontinued tradename amortization (net of tax)	—	—	315

Adjusted net income	$80,961	$66,690	$49,512

Basic earnings per share
As reported	$1.34	$1.12	$0.81
Goodwill amortization	—	—	0.04
Tradename amortization	—	—	0.01

Adjusted net income	$1.34	$1.12	$0.86

	Year Ended December 31,
	2003	2002	2001
Diluted earnings per share
As reported	$1.28	$1.06	$0.77
Goodwill amortization	—	—	0.04
Tradename amortization	—	—	0.01

Adjusted net income	$1.28	$1.06	$0.82

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

8. Accounts payable and accrued expenses

Accounts payable and accrued expenses consist of the following:

(In thousands)	2003	2002
Trade accounts payable	$79,927	$88,068
Accrued marketing and promotion costs	41,038	39,943
Accrued wages and related costs	10,339	13,451
Accrued profit-sharing	7,097	7,231
Other accrued current liabilities	10,557	8,228

	$148,958	$156,921

9. Short-term borrowings and long-term debt

Short-term borrowings and long-term debt consist of the following:

(In thousands)		2003	2002
Syndicated Financing Loan due September 30, 2006		$—	$75,280
Syndicated Financing Loan due September 30, 2007		230,000	283,190
Amount due 2004	$2,875
Amount due 2005	$2,300
Amount due 2006	$24,725
Amount due 2007	$200,100
Convertible Debentures due on August 15, 2033		100,000
Securitization of Accounts Receivable due on January 15, 2004		56,300
Various Debt from Brazilian Banks		7,356	5,888
$6,037 due in 2004, $557 in 2005, $557 in 2006 and
$205 due in 2007
Industrial Revenue Refunding Bond		3,390	4,075
Due in installments of $685 from 2004-2007 and $650 in 2008

Total debt		397,046	368,433
Less: current maturities		65,897	15,945

Long-term debt		$331,149	$352,488

The principal payments required to be made are as follows:

(In thousands)
2004	$65,897
2005	3,542
2006	25,967
2007	200,990
2008	650
2009 and subsequent	100,000

$397,046

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

In the fourth quarter of 2001, the Company financed its investment in Armkel, the acquisition of USA Detergents and the Anti-perspirant and Pet Care businesses from Carter-Wallace with a $510 million credit facility consisting of a $125 million five year term loan (Term Loan A), a $285 million six year term loan (Term Loan B) and a $100 million revolving credit facility. The entire amount of the term loans was drawn at closing and the revolving credit facility remains fully un-drawn. Term Loan A paid interest at 200 basis points over LIBOR and Term Loan B paid interest at 250 basis points over LIBOR, with interest rates determined based on the ratio of total debt to EBITDA as defined in the Company’s loan agreement (“Adjusted EBITDA”). The Term Loan A was paid off in full during the first half of 2003 primarily from the proceeds of the receivables purchase agreement and operating cash flows.

On October 20, 2003 the Company completed its purchase of four oral care brands from Unilever in the United States and Canada. The acquisition was funded by obtaining new Tranche B Term Loans through an Amendment to the Company’s Credit Agreement dated September 28, 2001 as well as available cash. In connection with the Amendment, the Company, was provided with new Tranche B Term Loans in the amount of $250 million, which were used to replace the existing Tranche B Term Loans of approximately $150 million, and used the remaining $100 million to fund the Unilever transaction. The new Tranche B Loans, which have essentially the same terms as the replaced loans, but with more favorable interest rate provisions at 225 basis points over LIBOR, are repayable in approximately $0.6 million quarterly installments through September 2006 and thereafter in substantial quarterly installments until September 2007, when the loan is fully paid. The weighted average interest rate on these borrowings at December 31, 2003 and 2002 exclusive of deferred financing costs and commitment fees were approximately 3.7% and 5.1%, respectively, including the effect of hedges. In addition, the Company wrote-off the balance of deferred financing costs of approximately $4.1 million associated with the previous financing in the fourth quarter of 2003.

The Company entered into interest rate swap agreements to reduce the impact of interest rate fluctuations on the Term Loans, as required by the credit agreement. The swap agreements are contracts to exchange floating rate for fixed interest rate payments periodically over the life of the agreements without the exchange of the underlying notional amounts. As of December 31, 2003, the Company entered into agreements for a notional amount of $56 million, swapping debt with a one- month LIBOR rate for a fixed rate that averages 4.0%. As a result, the swap agreements eliminate the variability of interest expense for that portion of the Company’s debt. Instruments that were outstanding at December 31, 2003 were designated as cash flow hedges as of December 31, 2003 and any changes in value were recorded in Accumulated Other Comprehensive Income.

During the first quarter of 2003, the Company entered into a receivables purchase agreement with an issuer of receivables-backed commercial paper in order to refinance a portion, $60 million, of its primary credit facility. The transaction resulted in a reclassification of long-term debt to short-term debt in the Company’s Consolidated Balance Sheet. Under this arrangement, the Company sold, and will sell from time to time, throughout the 3 year term of the agreement, its trade accounts receivable to a wholly-owned, consolidated, special purpose finance subsidiary, Harrison Street Funding LLC, a Delaware limited liability company (“Harrison”). Harrison in turn

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

sold, and will sell on an ongoing basis, to the commercial paper issuer an undivided interest in the pool of accounts receivable. The receivables assets and the short-term borrowings of Harrison are included in the consolidated financial statements of the Company. The transactions were entered into to reduce certain expenses associated with the credit facility in addition to lowering the Company’s financing costs by accessing the commercial paper market. The balance outstanding under the agreement was $56.3 million at December 31, 2003.

In early August of 2003, the Company refinanced $100 Million of its Term Loan bank debt principally through the sale of $100 million principal amount of 5.25% convertible senior debentures due on August 15, 2033 through a private placement to qualified institutional buyers. The debentures rank equal in right of payment with all of the Company’s existing and future unsecured senior indebtedness. The debentures are effectively subordinated in right of payment to all of the Company’s existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and to all of the existing and future indebtedness and other liabilities of the Company’s subsidiaries. The Company has the right to repurchase all or part of the debentures on or after August 15, 2008. Interest is paid semi-annually on August 15th and February 15th of each year.

On each of August 15, 2010, August 15, 2013, August 15, 2018, August 15, 2023 and August 15, 2028, or in the event of a change in control, holders may require the Company to repurchase all or any portion of the debentures at a purchase price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest to the date of repurchase. The Company must pay cash for any debentures repurchased on August 15, 2010. However, the Company may choose to pay cash, shares of its common stock, or a combination of cash or shares of its common stock for any debentures repurchased on August 15, 2013, August 15, 2018, August 15, 2023 or August 15, 2028 or following a change in control.

Holders may convert their debentures into shares of the Company’s common stock prior to maturity at a conversion rate of 21.5054 shares of common stock per each $1,000 principal amount of debentures, which is equivalent to an initial conversion price of approximately $46.50 per share, subject to adjustment in certain circumstances. The initial conversion price represents a 42.16% premium over the closing price of the Company’s common stock on August 5, 2003, which was $32.71 per share. A holder may convert the debentures into the Company’s common stock under the following circumstances: the sale price of the Company’s common stock is more that 120% of the conversion price (the “20% conversion price premium”); the trading price of a debenture falls below a specified threshold; specified credit rating events with respect to the debentures occur; the Company calls the debentures for redemption; or specified corporate transactions occur. Because of the inclusion of the restricted convertibility feature of the debentures, the Company’s diluted net income per common share calculation does not give effect to the dilution from the conversion of the debentures until the Company’s share price exceeds the 20% conversion price premium or one of the other events described above occurs.

The issuance of debentures is reflected on the Company’s Statement of Cash Flow opposite the captions of Proceeds from long-term borrowings and Deferred financing costs.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

The Industrial Revenue Refunding Bond carries a variable rate of interest determined weekly, based upon current market conditions for short-term tax-exempt financing. The average rate of interest charged in 2003 and in 2002 was 0.9% and 1.3%, respectively.

In addition, the Company’s Brazilian subsidiary has lines of credit which allow it to borrow in its local currency. This amounts to $7 million, of which approximately $3 million was utilized as of December 31, 2003 and 2002. The weighted average interest rate on these borrowings at December 31, 2003 and 2002 was approximately 15.3% and 10.0%, respectively.

QGN’s long-term debt is at various interest rates that are determined by several inflationary indexes in Brazil.

10. Income taxes

The components of income before taxes are as follows:

(in thousands)	2003	2002	2001
Domestic	$108,908	$96,752	$68,255
Foreign	8,027	4,340	5,600

Total	$116,935	$101,092	$73,855

The following table summarizes the provision for U.S. federal, state and foreign income taxes:

(in thousands)	2003	2002	2001
Current:
U.S. federal	$16,598	$10,487	$16,222
State	3,149	3,450	2,037
Foreign	3,737	2,648	1,317

	23,484	16,585	19,576

Deferred:
U.S. federal	11,595	17,825	6,033
State	1,579	1,116	663
Foreign	(684)	(1,124)	599

	12,490	17,817	7,295

Total provision	$35,974	$34,402	$26,871

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

Deferred tax (assets)/liabilities consist of the following at December 31:

(in thousands)	2003	2002
Current net deferred tax assets:
Promotions, principally coupons	$(3,817)	$(5,016)
Reserves and other liabilities	(726)	(3,151)
Accounts receivable	(3,920)	(5,746)
Net operating loss	(1,700)	(1,700)
Capitalization of inventory costs	(1,056)	(1,436)
Tax credits	(1,608)	—
Other	(1,282)	(1,105)

Total current deferred tax assets	(14,109)	(18,154)

Noncurrent net deferred tax liabilities:
Nonpension postretirement and postemployment benefits	(6,233)	(6,041)
Capitalization of items expensed for book purposes	(10,639)	(7,344)
Reserves and other liabilities	(2,369)	(1,541)
Investment valuation difference	(88)	(921)
Loss carryforward of foreign subsidiary	(1,552)	(2,750)
Foreign exchange translation adjustment	(2,749)	(4,625)
Depreciation and amortization	56,653	56,043
Net operating loss carryforward	(13,410)	(15,095)
Difference between book and tax losses of equity investment	37,000	28,461
Tax credits	(1,868)	(1,868)
Minimum pension liability	(2,466)	(1,288)
Contribution carryforward	(2,496)	—
Other	(1,621)	(642)
Valuation allowance	12,838	14,714

Net noncurrent deferred tax liabilities	61,000	57,103

Net deferred tax liability	$46,891	$38,949

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

The difference between tax expense and the tax that would result from the application of the federal statutory rate is as follows:

(in thousands)	2003	2002	2001
Statutory rate	35%	35%	35%
Tax that would result from use of the federal statutory rate	$40,927	$35,382	$25,849
Depletion	(405)	(420)	(416)
Research & development credit	(600)	(600)	(300)
State and local income tax, net of federal effect	3,073	2,968	1,765
Varying tax rates of foreign affiliates	233	(45)	(169)
Benefit from foreign sales corporation	(770)	(825)	—
Taxes included in equity in earnings (loss) from affiliates	(2,592)	(1551)	126
Resolution of state audits	(3,400)	—	—
Other	(492)	(507)	16

	(4,953)	(980)	1,022

Recorded tax expense	$35,974	$34,402	$26,871

Effective tax rate	30.8%	34.0%	36.4%

The net operating loss carryforwards for federal, foreign and state amounted to $16.7 million, $19.2 million and $10.2 million, at December 31, 2003, 2002 and 2001, respectively. These NOLs expire on various dates through December 31, 2020.

11. Benefit plans

The Company has defined benefit pension plans covering certain hourly employees. Pension benefits to retired employees are based upon their length of service and a percentage of qualifying compensation during the final years of employment. The Company’s funding policy is consistent with federal funding requirements.

The Company maintains unfunded plans, which provide medical benefits for eligible domestic retirees and their dependents. The Company accounts for these benefits in accordance with SFAS 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions.” This standard requires the cost of such benefits to be recognized during the employee’s active working career.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

The following table provides information on the status of the plans at December 31:

	Pension Plans		Nonpension Postretirement Benefit Plans
(In thousands)	2003	2002	2003	2002
Change in Benefit Obligation:
Benefit obligation at beginning of year	$21,643	$19,514	$13,711	$11,100
Service cost	148	140	336	446
Interest cost	1,450	1,338	817	876
Plan participants’ contributions	—	11	—	—
Actuarial (gain) loss	2,865	2,284	677	1,803
Benefits paid	(1,807)	(1,644)	(749)	(514)

Benefit obligation at end of year	$24,299	$21,643	$14,792	$13,711

Change in Plan Assets:
Fair value of plan assets at beginning of year	$14,952	$16,678	$—	$—
Actual return on plan assets (net of expenses)	1,516	(159)	—	—
Employer contributions	1,500	66	749	514
Plan participants’ contributions	—	11	—	—
Benefits paid	(1,807)	(1,644)	(749)	(514)

Fair value of plan assets at end of year	$16,161	$14,952	$—	$—

Reconciliation of the Funded Status:
Funded status	$(8,138)	$(6,691)	$(14,792)	$(13,711)
Unrecognized prior service cost (benefit)	27	26	(461)	(540)
Unrecognized actuarial (gain) loss	6,970	4,571	(431)	(1,195)
Loss due to currency fluctuations	(22)	71	—	—

Net amount recognized at end of year	$(1,163)	$(2,023)	$(15,684)	$(15,446)

Accumulated benefit obligation	$23,747	$20,963	$—	$—

Amounts recognized in the statement of financial position consist of:

	2003	2002	2003	2002
Accrued benefit liability	$(7,559)	$(5,986)	$(15,684)	$(15,446)
Accumulated other comprehensive income	6,396	3,963	—	—

Net amount recognized at end of year	$(1,163)	$(2,023)	$(15,684)	$(15,446)

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

The Company’s pension plan weighted-average asset allocations at December 31, 2003 and 2002, by asset category are as follows:

	Plan Assets at December 31,
	2003	2002
Equity Securities	45%	25%
Debt Securities	51%	70%
Other	4%	5%

	100%	100%

The Company’s investment policy is designed to provide flexibility in the asset mix decision based on management’s assessment of economic conditions with the overall objective being maximum rates of return appropriately balanced to minimize market risks. While our asset mix has varied significantly over the last two years because of the downturn in the economy and the resulting effects on equity securities, our long-term strategic goal is to reach an asset mix comprising approximately 60% equity securities and 40% fixed income securities.

Weighted-average assumptions used to determine benefit obligations as of December 31:

	Pension Plans		Nonpension Postretirement Benefit Plans
	2003	2002	2003	2002
Discount rate	6.00%	6.75%	6.00%	6.75%
Rate of compensation increase	4.85%	4.85%	—	—

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:

Discount rate	6.75%	7.25%	6.75%	7.25%
Rate of compensation increase	4.85%	4.85%	—	—
Expected return on plan assets	8.72%	9.18%	—	—

Net Pension and Net Postretirement Benefit Costs consisted of the following components:

	Pension Costs			Postretirement Costs
(In thousands)	2003	2002	2001	2003	2002	2001
Components of Net Periodic Benefit Cost:
Service cost	$148	$140	$426	$336	$446	$436
Interest cost	1,450	1,338	1,268	817	876	734
Expected return on plan assets	(1,261)	(1,442)	(1,713)	—	—	—
Amortization of prior service cost	3	3	29	(79)	(79)	(105)
Recognized actuarial (gain) or loss	299	46	(130)	(87)	(40)	(158)
FAS 88 expense	—	—	—	—	—	(226)

Net periodic benefit cost (income)	$639	$85	$(120)	$987	$1,203	$681

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

The Company’s pension and postretirement benefit costs are developed from actuarial valuations. Inherent in these valuations are key assumptions provided by the Company to our actuaries, including the discount rate and expected long-term rate of return on plan assets. Material changes in the Company’s pension and postretirement benefit costs may occur in the future due to changes in these assumptions.

The discount rate is subject to change each year, consistent with changes in applicable high-quality, long-term corporate bond indices. Based on the expected duration of the benefit payments for the pension plans and postretirement plans, the Company refers to applicable indices such as the Moody’s AA Corporate Bond Index to select a rate at which the Company believes the pension benefits could be effectively settled. Based on the published rates as of December 31, 2003, the Company used a discount rate of 6.0% for both plans, a decline of 75 basis points from the 6.75% rate used in 2002. This had the effect of increasing the projected benefit obligation for pensions and the accumulated postretirement benefit obligation by approximately $1.9 million and $1.1 million, respectively, for the year ended December 31, 2003.

The expected long-term rate of return on pension plan assets is selected by taking into account a historical trend based on a 15 year average, the expected duration of the projected benefit obligation for the plans, the asset mix of the plans, and known economic and market conditions at the time of valuation. Based on these factors, the Company’s expected long-term rate of return as of December 31, 2003 is 8.25%, a decline of 50 basis points from the 8.75% rate used at December 31, 2002. A 50 basis point change in the expected long-term rate of return would result in less than a $.1 million change in pension expense for 2004.

On December 31, 2003 the accumulated benefit obligation related to our pension plans exceeded the fair value of the pension plan assets (such excess is referred to as an un-funded accumulated benefit obligation). This difference is attributed to an increase in the accumulated benefit obligation that resulted from the decrease in the interest rate used to discount the projected benefit obligation to its present settlement amount from 6.75% to 6.00% and partially offset by the increase in the market value of the plan assets at December 31, 2003. As a result, in accordance with SFAS No. 87, the Company recognized an additional minimum pension liability of $2.4 million included in benefit obligations, and recorded a charge, net of tax, to accumulated other comprehensive loss of $1.5 million which decreased stockholders’ equity. The charge to stockholders’ equity for the excess of additional pension liability represents a net loss not yet recognized as pension expense. Based on the aforementioned assumptions, the income statement impact for 2004 is estimated to be approximately $.8 million charged to earnings. On a cash basis, an estimated contribution of approximately $0.7 million will be required in 2004.

The pension plan assets primarily consist of equity mutual funds, fixed income funds and a guaranteed investment contract fund.

The accumulated postretirement benefit obligation has been determined by application of the provisions of the Company’s medical plans including established maximums and sharing of costs, relevant actuarial assumptions and health-care cost trend rates projected at 12.5% for 2004 and decreasing to an ultimate rate of 5% in 2014. The Company has a maximum annual benefit based on years of service for those participants over 65 years of age.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

The following chart shows the effect of a 1% change in healthcare cost trends:

(in thousands)	2003	2002
Effect of 1% increase in health-care cost trend rates on:
Postretirement benefit obligation	$906	$892
Total of service cost and interest cost component	77	99
Effect of 1% decrease in health-care cost trend rates on:
Postretirement benefit obligation	(811)	(796)
Total of service cost and interest cost component	(68)	(88)

Deferred compensation plan

The Company maintains a deferred compensation plan in which certain management and highly compensated employees are eligible to defer a maximum of 100% of their regular compensation and bonuses and non-employee Board members are eligible to defer up to 100% of their directors compensation. The compensation deferred under this plan is credited with earnings or losses based upon changes in values of investments elected by the plan participant. Each plan participant is fully vested in all deferred compensation and earnings credited to his or her account. The deferrals are invested by the Company through a trust. The trust invests these deferred amounts based upon the elections made by the participants, with the exception of Church & Dwight stock. These amounts are invested in either equity mutual funds or money market accounts. The Company uses hedging instruments to minimize the cost related to the volatility of Church & Dwight stock. At December 31, 2003 and 2002, the liability under these plans amounted to $24.4 million and $16.7 million, respectively and the funded balances amounted to $16.3 million and $11.4 million, respectively. The amounts charged (credited) to earnings, including the effect of the hedges, totaled $2.0 million, $2.1 million, and $2.5 million in 2003, 2002 and 2001, respectively.

The Company also maintains a defined contribution profit-sharing plan for salaried and certain hourly employees. Amounts charged to earnings for this plan were $6.8 million, $7.1 million and $3.1 million in 2003, 2002 and 2001, respectively.

The Company also has an employee 401K savings plan. The Company matches 50% of each employee’s contribution up to a maximum of 6% of the employee’s earnings. The Company’s matching contributions to the savings plan were $1,989,000, $2,330,000 and $1,675,000 in 2003, 2002 and 2001, respectively.

12. Stock Option Plans

The Company has options outstanding under three equity compensation plans. Under the 1983 Stock Option Plan and the 1994 Incentive Stock Option Plan, the Company may grant options to key management employees. Under the Stock Option Plan for Directors the Company grants options to non-employee directors. Options outstanding under the plans are issued at market value, vest on the third anniversary of the date of grant and must be exercised within ten years of the date of grant. A total of 7,000,000 shares of the Company’s common stock is authorized for issuance for the exercise of stock options.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

Stock option transactions for the three years ended December 31, 2003 were as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2001	7,409,846	$9.13
Grants	1,253,364	16.10
Exercised	1,134,887	8.07
Cancelled	169,238	14.65

Outstanding at December 31, 2001	7,359,085	10.37
Grants	1,008,495	22.13
Exercised	1,124,925	9.65
Cancelled	39,864	15.84

Outstanding at December 31, 2002	7,202,791	12.09
Grants	851,386	22.49
Exercised	1,322,799	9.55
Cancelled	125,090	17.32

Outstanding at December 31, 2003	6,606,288	$13.76

At December 31, 2003, 2002 and 2001, 3,865,113 options, 4,177,395 options and 4,501,697options were exercisable, respectively.

The table below summarizes information relating to options outstanding and exercisable at December 31, 2003.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding As of 12/31/2003	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Exercisable as of 12/31/2003	Weighted Average Exercise Price
$5.01 - $6.67	345,900	1.1	$5.88	345,900	$5.88
$6.68 - $8.33	1,263,909	2.3	$7.15	1,263,909	$7.15
$8.34 - $10.00	978,501	3.8	$9.12	978,501	$9.12
$10.01 - $11.67	696,903	5.8	$11.38	696,903	$11.38
$11.68 - $16.67	1,423,650	6.3	$15.27	549,900	$13.73
$16.68 - $23.33	1,886,550	8.8	$21.71	30,000	$18.54
$23.34 - $26.67	10,875	9.9	$26.31	—	—

	6,606,288	5.6	$13.76	3,865,113	$9.33

The fair-value of options granted in 2003, 2002 and 2001 is $6,785,000, $8,866,000, and $6,540,000, respectively and the weighted average fair-value per share of options granted in 2003, 2002 and 2001 is $7.97, $8.79 and $5.22, respectively.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

The fair-value of options granted in 2003, 2002 and 2001 is estimated on the date the options are granted based on the Black Scholes option-pricing model with the following weighted-average assumptions:

(in thousands)	2003	2002	2001
Risk-free interest rate	3.1%	4.6%	5.1%
Expected life	6.5 years	6.5 years	6.5 years
Expected volatility	34.5%	34.8%	25.0%
Dividend yield	0.9%	0.9%	1.2%

13. Comprehensive income

Comprehensive income is defined as net income and other changes in stockholders’ equity from transactions and other events from sources other than stockholders. The components of changes in other comprehensive income (expense) are as follows:

	Foreign Currency Adjustments	Minimum Pension Liability	Available for sale Securities	Interest Rate Swap Agreements	Company Portion of Armkel’s AOCL	Accumulated Other Comprehensive Income (loss)
Balance January 1, 2001	$(6,198)	$—	$(3,191)	$—	$—	$(9,389)
Comprehensive Income changes during the year (net of tax of $1,100)	(2,163)	—	3,191	(1,367)	—	(339)

Balance December 31, 2001	(8,361)	—	—	(1,367)	—	(9,728)
Comprehensive Income changes during the year (net of tax of $2,142)	(3,732)	(2,417)	—	(1,042)	—	$(7,191)

Balance Dec. 31, 2002	(12,093)	(2,417)	—	(2,409)	—	(16,919)
Comprehensive Income changes during the year (net of tax of $993)	4,498	(1,513)	—	2,266	(2,294)	2,957

Balance Dec. 31, 2003	$(7,595)	$(3,930)	$—	$(143)	$(2,294)	$(13,962)

14. Common stock voting rights and rights agreement

At the Company’s Annual Meeting of Stockholders held on May 8, 2003, shareholders voted to amend the Company’s Restated Certificate of Incorporation eliminating time phased voting

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

rights. Prior to such amendment each share of Company common stock beneficially owned by the same person for a period of at least 48 consecutive months was entitled to four votes per share, while all other shares were entitled to one vote. As a result of this amendment each share of Company common stock is entitled to one vote.

On August 27, 1999, the Board of Directors adopted a Shareholder Rights Plan (the Plan) that essentially reinstates a Shareholder Rights Plan originally enacted in 1989, which had terminated. In connection with the adoption of the Plan, the Board declared a dividend of one preferred share purchase right for each outstanding share of Company Common Stock. Each right, which is not presently exercisable, entitles the holder to purchase one one-hundredth of a share of Junior Participating Preferred Stock at an exercise price of $200.00. In the event that any person, each holder of a right acquires 20% or more of the outstanding shares of Common Stock (other than the acquiring person or group) will be entitled to receive, upon payment of the exercise price, that number of shares of Common Stock having a market value equal to two times the exercise price. In order to retain flexibility and the ability to maximize shareholder value in the event of unknown future transactions, the Board of Directors retains the power to redeem the rights for a set amount.

The rights were issued on September 13, 1999, payable to shareholders of record at the close of business on that date. The rights will expire on September 13, 2009.

15. Commitments, contingencies and guarantees

a. Rent expense amounted to $8,501,000 in 2003, $8,901,000 in 2002 and $5,048,000 in 2001. The Company is obligated for minimum annual rentals under non-cancelable long-term operating leases as follows:

(In thousands)
2004	$9,447
2005	7,226
2006	6,842
2007	6,281
2008	5,546
2009 and thereafter	14,743

Total future minimum lease commitments	$50,085

The Company accounts for step rent provisions and escalation clauses under its operating leases on a straight-line basis in accordance with the provisions of paragraph 15 of SFAS 13. Any capital improvement funding or other lease concessions are taken into account when computing lease payments on a straight-line basis. None of the Company’s lease payments is computed based on an index or other rate.

b. In December 1981, the Company formed a partnership with a supplier of raw materials which mines and processes sodium mineral deposits owned by each of the two companies in Wyoming. The Company purchases the majority of its sodium raw material requirements from the partnership. This agreement terminates upon two years’ written notice by either company. The Company has an annual commitment to purchase 240,000 tons.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

c. Certain former shareholders of Carter-Wallace have brought legal action against the Company that purchased the pharmaceutical business of Carter-Wallace regarding the fairness of the consideration these shareholders received. Pursuant to various indemnification agreements, Armkel could be liable for damages up to $12 million, and the Company could be liable directly to Armkel for an amount up to approximately $2.1 million.

The Company believes that the consideration offered was fair to the former Carter-Wallace shareholders, and it cannot predict with certainty the outcome of this litigation.

d. Fleming Companies, Inc., a Customer of the company, has filed a voluntary petition for bankruptcy. Subsequently, Fleming brought legal action against the Company seeking the recovery of certain preference payments and overpayments made to the company in the amount of approximately $4.2 million. In addition, Fleming claims that it is owed approximately $1.9 million relating to a vendor agreement with the company.

The Company will vigorously defend the lawsuit but cannot predict with certainty the outcome. However, in the opinion of management, the ultimated amount of liability, if any, will not have a material adverse effect on the Company’s financial position.

e. The Company has commitments to acquire approximately $13.9 million of raw material and packaging supplies from its vendors. The packaging supplies are in either a converted or non-converted status. This enables the Company to respond quickly to changes in customer orders/requirements.

f. In connection with the purchase of Biovance Technologies, Inc, the Company is obligated to make guaranteed minimum payments of at least $3.0 million based upon operating performance of the acquired business for the years 2002 and 2003. The Company met this obligation by making a $3.4 million payment in February 2003 based upon 2002 results and recorded a liability of $3.2 million at December 31, 2003 based upon 2003 results. Both amounts were reflected as additional goodwill as it represented additional acquisition consideration.

g. The Company has letters of credit of approximately $6.9 million with several banks which guarantee payment for such things as insurance claims in the event of the Company’s insolvency, a year’s worth of lease payments on a warehouse, and 200 days of interest on the Industrial Revenue Bond borrowing.

h. Surety/performance bonds were established for construction of the Company’s headquarters addition in Princeton, NJ and for construction activities at the Company’s North Brunswick, NJ plant for approximately $0.3 million.

i. In connection with the acquisition of the Oral Care brands from Unilever, the Company will make additional performance-based payments of a minimum of $5 million and a maximum of $12 million over the eight year period following the date of acquisition. These payments will be accounted for as additional purchase price. The Company paid approximately $0.6 million in 2004 based upon 2003 operating performance.

j. The Company, in the ordinary course of its business, is the subject of, or a party to, various pending or threatened legal actions. The Company believes that any ultimate liability arising from these actions will not have a material adverse effect on its consolidated financial statements.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

16. Segments

Segment information

Segment revenues are derived from the sale of the following products:

Segment	Products
Consumer Domestic	Deodorizing and cleaning, laundry, and personal care products
Consumer International	Primarily personal care products
SPD	Specialty chemical products

The Company had a 50 percent ownership interests in Armkel, Armand and Armakleen as of December 31, 2003. Since the Company did not control these entities as of December 31, 2003, they were accounted for under the equity method in the consolidated financial statements of the Company. The Company’s equity in earnings of Armkel’s domestic operations are included in Income Before Taxes and Minority Interest of the Consumer Domestic segment, equity in earnings of Armkel’s international operations are included in Income Before Taxes and Minority Interest of the Consumer International segment and equity in earnings of Armand and Armakleen in Income Before Taxes and Minority Interest of the Corporate segment.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

The following table presents selected financial information relating to the Company’s segments for each of the three years in the period ended December 31, 2003. All amounts are presented in thousands. The Company’s segment presentation for the years presented has been revised from prior period presentations to conform with the segment presentation following the Company’s acquisition of the remaining 50% interest in Armkel as discussed in Note 18. The segment discussion also presents product line fluctuations.

	Consumer Domestic	Consumer International	SPD	Corporate(1)	Other Adjustments(2)	As Reported
Net Sales
2003	$832,064	$36,974	$187,836	$—	$—	$1,056,874
2002	832,474	31,642	183,033	—	—	1,047,149
2001	745,328	41,582	172,797	—	—	959,707
Gross Profit
2003	269,273	11,882	48,980	—	(12,144)	317,991
2002	259,823	9718	52,654	—	(10,974)	311,221
2001	219,875	17,650	51,279	—	(9,308)	279,496
Marketing Expenses
2003	81,371	5,439	1,997	—	—	88,807
2002	78,530	4,147	3,518	—	—	86,195
2001	65,022	6,927	2,854	—	—	74,803
Selling, General and Admin.
2003	99,107	2,996	27,374	—	(12,144)	117,333
2002	101,430	2,720	27,336	—	(10,974)	120,512
2001	91,861	3,193	26,086	—	(9,308)	111,832
Operating Profit
2003	88,795	3,447	19,609	—	—	111,851
2002	79,863	2,851	21,800	—	—	104,514
2001	62,992	7,530	22,339	660	—	93,521
Income from Affiliates
2003	16,330	8,800	—	3,502	—	28,632
2002	13,678	4,429	—	3,413	—	21,520
2001	(9,739)	(270)	—	3,814	—	(6,195)
Interest Expense(3)
2003	20,227	—	4,300	—	—	24,527
2002	18,963	—	5,011	—	—	23,974
2001	8,757	—	2,780	—	—	11,537
Investment Earning(3)
2003	984	106	232	—	—	1,322
2002	1,403	15	375	—	—	1,793
2001	1,688	—	536	—	—	2,224
Other Inc. (Exp)(3)
2003	(358)	100	(55)	—	—	(313)
2002	(2,071)	—	(547)	—	—	(2,618)
2001	(320)	116	(65)	—	—	(269)
Income Before Taxes and Minority Interest
2003	85,524	12,453	15,486	3,502	—	116,965
2002	73,910	7,295	16,617	3,413	—	101,235
2001	45,864	7,376	20,030	4,474	—	77,744
Identifiable Assets
2003	681,912	11,943	156,773	268,989	—	1,119,617
2002	579,756	8,916	147,073	252,496	—	988,241
2001	613,817	8,009	125,685	201,574	—	949,085
Capital Expenditures
2003	23,739	—	8,472	—	—	32,211
2002	27,841	—	10,898	—	—	38,739
2001	21,871	84	12,131	—	—	34,086
Depreciation, Depletion and Amortization
2003	20,119	112	7,807	2,186	—	30,224
2002	18,246	160	7,537	1,947	—	27,890
2001	19,573	184	6,768	1,318	—	27,843

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

(1) The Corporate segment reflects the following:

1. In 2001, operating profit was affected by changes in estimates relating to the restructuring reserve recorded in 2000, which amounted to $660.

2. Corporate assets include cash not required for segment operating needs, investments, note receivable, deferred financing costs, deferred income taxes and the Company’s investment in Armkel.

3. Depreciation, depletion and amortization include amortization of deferred financing costs.

(2) The Other Adjustments column reflects the following:

The administrative costs of the production planning and logistics functions, which are included in segment Selling, General and Administrative expenses but are elements of cost of goods sold in the Company’s Consolidated Statements of Income. Such amounts were $12,144, $10,974, and $9,308 for 2003, 2002 and 2001, respectively.

(3) Interest Expense, Investment Earnings and Other Income (expense) were allocated to the Consumer Domestic and SPD segments based upon each segments relative Operating Profit.

Other than the differences noted in footnotes (1) and (2) above, the accounting policies followed by each of the segments, including intersegment transactions, are substantially consistent with the accounting policies set forth in footnote 1 to the consolidated financial statements.

The following table shows product line revenues from external customers for each of the three years in the period ended December 31, 2003.

(In thousands)	2003	2002	2001
Consumer Domestic
Deodorizing Products	$241,245	$255,756	$236,551
Laundry Products	404,098	400,476	386,617
Personal Care Products	186,721	176,242	122,160

Total Consumer Domestic	832,064	832,474	745,328
Total Consumer International	36,974	31,642	41,582
Total Specialty Products	187,836	183,033	172,797

Total Consolidated Net Sales	$1,056,874	$1,047,149	$959,707

Geographic information

Approximately 91%, 92% and 90% of the net sales reported in the accompanying consolidated financial statements in 2003, 2002 and 2001, respectively were to customers in the United States. Approximately 94%, 95% and 92% of long-lived assets were located in the U.S. at December 31, 2003, 2002 and 2001, respectively.

Customers

A group of three C&D Consumer customers accounted for approximately 26% of consolidated net sales in 2003, of which a single customer (Wal-Mart Stores, Inc.) accounted for approximately 17%. A group of three C&D Consumer customers accounted for approximately 23% of consolidated net sales in 2002, of which Wal-Mart accounted for approximately 16%. A group of three customers accounted for approximately 23% of consolidated net sales in 2001 of which Wal-Mart accounted for approximately 14%.

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

17. Unaudited quarterly financial information

The unaudited quarterly results of operations are prepared in conformity with generally accepted accounting principles and reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. Adjustments are of a normal, recurring nature, except as discussed in the accompanying notes.

(in thousands, except for per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2003
Net sales	$248,298	$256,263	$265,566	$286,747	$1,056,874
Gross profit	73,834	79,573	80,542	84,042	317,991
Income from operations	28,781	25,049	28,874	29,147	111,851
Equity in earnings of affiliates	8,152	12,528	5,164	2,788	28,632
Net income	20,946	24,626	19,522	15,867	80,961
Net income per share—basic	$0.35	$0.41	$0.32	$0.26	$1.34
Net income per share—diluted	$0.33	$0.39	$0.31	$0.25	$1.28

2002
Net sales	$256,802	$258,463	$263,786	$268,098	$1,047,149
Gross profit	73,250	75,938	81,200	80,833	311,221
Income from operations	27,227	24,293	28,149	24,845	104,514
Equity in earnings of affiliates	917	11,364	5,453	3,786	21,520
Net income	14,923	18,652	17,575	15,540	66,690
Net income per share—basic	$0.25	$0.31	$0.29	$0.26	$1.12
Net income per share—diluted	$0.24	$0.30	$0.28	$0.25	$1.07

2001
Net sales	$226,780	$229,636	$238,372	$264,919	$959,707
Gross profit	64,351	69,540	71,848	73,757	279,496
Income from operations	20,952	22,505	25,835	24,229	93,521
Equity in earnings (loss) of affiliates	1,032	1,151	886	(9,264)	(6,195)
Net income	12,147	13,478	15,246	6,113	46,984
Net income per share—basic	$0.21	$0.23	$0.26	$0.11	$0.81
Net income per share—diluted	$0.20	$0.22	$0.25	$0.10	$0.77

Fourth quarter 2003 includes a $2.7 million impairment charge on manufacturing equipment and a net $2.6 million loss associated with the acquisition of the oral care business from Unilever. The $2.6 million loss includes a $6.1 million accounting charge related to the step-up of opening inventory values and a $4.9 million charge to write off deferred financing costs related to previous financing transactions and the settlement of interest rate swap agreements.

Fourth quarter 2002 includes a $5.1 million trademark, equipment and plant obsolescence charge.

Third Quarter 2002 includes a $1.1 million trademark impairment charge.

18. Subsequent events

On May 28, 2004, the Company purchased the remaining 50% of Armkel that it did not previously own from affiliates of Kelso for a purchase price of $253.7 million plus fees. The Armkel acquisition was funded using available cash and by obtaining new Term A and B Loans through an amendment to the Company’s existing credit agreement. In connection with the amendment, the Company, among other things, was provided with a new Term A Loan in the

Church & Dwight Co., Inc. and Subsidiaries

Notes to consolidated financial statements — (continued)

amount of $100 million, and a new Term B Loan in the amount of $440 million, which were used to replace the Company’s existing credit facility of approximately $194 million, to replace Armkel’s principal credit facility of approximately $136 million and to provide $210 million to fund a portion of the purchase price for the transaction. The new Term B Loan has essentially the same terms as the replaced loans, but with more favorable interest rate provisions. Results of operations for the business are included in the Company’s consolidated financial statements from May 29, 2004.

On August 6, 2004, the Company announced a 3 for 2 stock split. The shares resulting from the stock split were distributed on September 1, 2004 to stockholders of record at the close of business on August 16, 2004. All information relating to shares and per share amounts in the Company’s consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in the three years ended December 31, 2003 has been restated to reflect the stock split.

On November 22, 2004, the Company announced that it has commenced a cash tender offer and consent solicitation for any and all of its outstanding 9 1/2% Senior Subordinated Notes originally issued by Armkel, LLC and Armkel Finance, Inc. (the “Armkel Notes”). In connection with the cash tender offer, the Company anticipates issuing $175 million of Senior Subordinated Notes, the proceeds of which will be issued to repay a portion of the Armkel Notes.

Church & Dwight Co., Inc. and Subsidiaries

Condensed consolidated statements of income and retained earnings (unaudited)

	Nine Months Ended
(Dollars in thousands, except per share data)	Oct. 1, 2004	Sept. 26, 2003
Net Sales	$1,057,086	$770,127
Cost of sales	680,259	536,178

Gross Profit	376,827	233,949
Marketing expense	111,325	66,136
Selling, general and administrative expenses	132,213	85,109

Income from Operations	133,289	82,704
Equity in earnings of affiliates	13,759	25,844
Investment earnings	1,699	910
Loss on early extinguishment of debt	(7,995)	—
Other income (expense), net	860	534
Interest expense	(29,336)	(14,716)

Income before taxes and minority interest	112,276	95,276
Income taxes	35,379	30,160
Minority interest	17	22

Net Income	76,880	65,094
Retained earnings at beginning of period	435,677	367,211

	512,557	432,205
Dividends paid	10,261	9,258

Retained earnings at end of period	$502,296	$423,047

Weighted average shares outstanding—Basic	61,641	60,198

Weighted average shares outstanding—Diluted	64,754	63,087

Earnings Per Share:
Net income per share—Basic	$1.25	$1.08

Net income per share—Diluted	$1.19	$1.03

Dividends Per Share	$0.17	$0.15

See Notes to Condensed Consolidated Financial Statements.

Church & Dwight Co., Inc. and Subsidiaries

Condensed consolidated balance sheets

(Dollars in thousands)	Oct. 1, 2004	Dec. 31, 2003
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$145,440	$75,634
Accounts receivable, less allowances of $3,176 and $1,969	198,141	107,553
Inventories	152,666	84,176
Deferred income taxes	10,285	14,109
Note receivable—current	1,015	942
Net assets held for sale	11,000	—
Prepaid expenses	8,231	6,808

Total Current Assets	526,778	289,222

Property, Plant and Equipment (Net)	330,827	258,010
Note Receivable	7,751	8,766
Equity Investment in Affiliates	13,223	152,575
Long-term Supply Contracts	5,078	5,668
Tradenames and Other Intangibles	372,444	119,374
Goodwill	565,573	259,444
Other Assets	43,705	26,558

Total Assets	$1,865,379	$1,119,617

Liabilities and Stockholders’ Equity
Current Liabilities
Short-term borrowings	$105,210	$62,337
Accounts payable and accrued expenses	249,087	148,958
Current portion of long-term debt	6,948	3,560
Income taxes payable	17,193	17,199

Total current liabilities	378,438	232,054

Long-term Debt	789,676	331,149
Deferred Income Taxes	80,460	61,000
Deferred and Other Long Term Liabilities	66,242	40,723
Postretirement and Postemployment Benefits	18,571	15,900
Minority Interest	284	297
Commitments and Contingencies
Stockholders’ Equity
Preferred Stock-$1.00 par value Authorized 2,500,000 shares, none issued	—	—
Common Stock-$1.00 par value Authorized 100,000,000 shares, issued 69,991,482 shares	69,991	46,661
Additional paid-in capital	39,598	51,212
Retained earnings	502,296	435,677
Accumulated other comprehensive (loss)	(7,941)	(13,962)

	603,944	519,588
Common stock in treasury, at cost:
7,637,954 shares in 2004 and 8,812,445 shares in 2003	(72,236)	(81,094)

Total Stockholders’ Equity	531,708	438,494

Total Liabilities and Stockholders’ Equity	$1,865,379	$1,119,617

See Notes to Condensed Consolidated Financial Statements.

Church & Dwight Co., Inc. and Subsidiaries

Condensed consolidated statements of cash flow

(unaudited)

	Nine Months Ended
(Dollars in thousands)	Oct 1, 2004	Sept. 26, 2003
Cash Flow From Operating Activities
Net Income	$76,880	$65,094
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	28,891	22,300
Equity in earnings of affiliates	(13,759)	(25,844)
Deferred income taxes	13,209	10,120
Plant impairment charge and other asset write-offs	2,208	—
Net loss on early extinguishment of debt	7,995	—
Other	(138)	26
Change in assets and liabilities:
Decrease in accounts receivable	6,725	10
(Increase) decrease in inventories	(1,527)	5,511
Decrease in prepaid expenses	2,183	1,615
Increase (decrease) in accounts payable	16,953	(11,947)
Increase in income taxes payable	4,177	11,221
Decrease in other liabilities	166	752

Net Cash Provided By Operating Activities	143,963	78,858

Cash Flow From Investing Activities
Additions to property, plant and equipment	(22,364)	(22,474)
Armkel acquisition (net of cash acquired)	(194,375)	—
Proceeds from note receivable	942	870
Distributions from affiliates	4,301	3,629
Contingent acquisition payments	(5,068)	(3,424)
Other long-term assets	(1,615)	(1,440)
Proceeds from sale of fixed assets	1,131	—

Net Cash Used In Investing Activities	(217,048)	(22,839)

Cash Flow From Financing Activities
Long-term debt borrowing	540,000	100,000
Long-term debt (repayment)	(436,896)	(208,438)
Short-term debt borrowing	43,700	60,000
Short-term debt (repayment)	(1,689)	(2,469)
Proceeds from stock options exercised	10,885	7,118
Payment of cash dividends	(10,261)	(9,258)
Deferred financing costs	(3,662)	(3,442)

Net Cash Provided by (Used In) Financing Activities	142,077	(56,489)
Effect of exchange rate changes on cash and cash equivalents	814	864

Net Change In Cash and Cash Equivalents	69,806	394
Cash And Cash Equivalents At Beginning Of Year	75,634	76,302

Cash And Cash Equivalents At End Of Period	$145,440	$76,696

Acquisitions in which liabilities were assumed are as follows:
Fair value of assets	$902,146	$—
Cash paid and investment in and receivable from Armkel	416,514	—

Liabilities assumed	$485,632	$—

See Notes to Condensed Consolidated Financial Statements.

Church & Dwight Co., Inc. and Subsidiaries

Notes to condensed consolidated financial statements

Nine months ended October 1, 2004

1. The consolidated balance sheet as of October 1, 2004, the consolidated statements of income and retained earnings for the nine month periods ended October 1, 2004 and September 26, 2003 and the consolidated statements of cash flow for the nine months then ended have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flow at October 1, 2004 and for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2003, beginning on page F-2 of this offering memorandum. The results of operations for the period ended October 1, 2004 are not necessarily indicative of the operating results for the full year.

On May 28, 2004, the Company completed the previously announced purchase of the remaining 50% ownership interest of Armkel, LLC (“Armkel”) from affiliates of Kelso & Company (“Kelso interest”) for a purchase price of $253.7 million plus fees and Armkel was merged into the Company. Results of operations for the business are included in the Company’s consolidated financial statements from May 29, 2004.

2. Inventories consist of the following:

(In thousands)	Oct. 1, 2004
Raw materials and supplies	$44,997
Work in process	7,405
Finished goods	100,264

$152,666

3. Property, Plant and Equipment consist of the following:

(In thousands)	Oct. 1, 2004
Land	$13,649
Buildings and improvements	132,680
Machinery and equipment	339,098
Office equipment and other assets	33,783
Software	17,830
Mineral rights	583
Construction in progress	18,490

556,113
Less accumulated depreciation, depletion and amortization	225,286

Net Property, Plant and Equipment	$330,827

Church & Dwight Co., Inc. and Subsidiaries

Notes to condensed consolidated

financial statements — (continued)

Nine months ended October 1, 2004

In the second quarter of 2004 the Company recorded a plant impairment charge of $1.5 million, which was recorded as cost of sales in the Consumer Domestic segment, as the value could not be supported by projected cash flows.

4. Earnings per share

Basic EPS is calculated based on income available to common shareholders and the weighted-average number of shares outstanding during the reported period. Diluted EPS includes additional dilution from potential common stock issuable pursuant to the exercise of stock options outstanding. The weighted average number of common shares outstanding used to calculate Basic EPS is reconciled to those shares used in calculating Diluted EPS as follows:

	Nine Months Ended
(In thousands)	Oct. 1, 2004	Sept. 26, 2003
Basic	$61,641	$60,198
Dilutive effect of stock options	3,113	2,889

Diluted	64,754	63,087

Anti-dilutive stock options outstanding	888	1,616

On August 6, 2004 the Company announced a 3 for 2 stock split. The shares resulting from the stock split were distributed on September 1, 2004 to stockholders of record at the close of business on August 16, 2004. All share and per share information in this report reflects the impact of the stock split.

In August 2003, the Company issued $100 million of 5.25% convertible senior debentures that may be converted into shares of the Company’s common stock prior to maturity at a conversion price of approximately $31.00 per share, subject to adjustment in certain circumstances. Because of the inclusion of a contingent convertibility feature of the debentures, the Company’s diluted net income per common share does not give effect to the dilution from the conversion of the debentures until the Company’s share price exceeds 120% of the initial conversion price or the occurrence of other specified events.

The Emerging Issues Task Force (EITF) concluded in EITF Issue 04-8: The Effect of Contingently Convertible Debt on Diluted Earnings per Share that contingently convertible debt (“Co-Cos”) be treated for diluted EPS purposes as if converted from debt to equity, beginning with the date the contingently convertible debt instrument is initially issued, even if the triggering events (such as stock price) have not yet occurred. The effective date would be reporting periods ending on or after December 15, 2004 and prior period EPS amounts presented for comparative purposes, would have to be restated.

The change in accounting rules for reporting Co-Cos will have an estimated $0.02 dilutive effect on earnings per share in 2004.

Church & Dwight Co., Inc. and Subsidiaries

Notes to condensed consolidated

financial statements — (continued)

Nine months ended October 1, 2004

5. Stock-based compensation

The Company accounts for costs of stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, rather than the fair-value based method in Statement of Financial Accounting Standards No. 123 (SFAS 123), “Accounting for Stock-Based Compensation”. In connection with purchasing Kelso’s interest in Armkel, the Company paid cash and issued options to purchase 97,500 shares of Company common stock at an exercise price of $22.88 per share to certain executives under the Equity Appreciation Rights Plan (“EAR Plan”). The unvested portion of the EAR Plan options is being amortized over a two year vesting period and is recognized as expense as vesting occurs. In 2004, the amount recognized as expense for the stock options granted under the EAR Plan was $0.23 million for the nine months ended October 1, 2004.

During 2004, options to purchase approximately 900 thousand shares of Company common stock were granted at an average fair value of $10.58 per share.

The Company’s pro forma net income and pro forma net income per share for the nine month periods ended October 1, 2004 and September 26, 2003, determined as if the Company had adopted the fair value method of SFAS 123, are as follows:

	Nine Months Ended
(In thousands, except for per share data)	Oct. 1, 2004	Sept. 26, 2003
Net Income
As reported	$76,880	$65,094
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	229	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(3,381)	(2,862)

Pro forma	$73,728	$62,232

Net Income per Share: basic
As reported	$1.25	$1.08
Pro forma	$1.19	$1.03

Net Income per Share: diluted
As reported	$1.19	$1.03
Pro forma	$1.13	$0.98

6. Segment information

As a result of purchasing the Kelso interest, the Company has redefined its operating segments. These segments are based on differences in the nature of products and organizational and ownership structures. Specifically, the Company has identified the following segments: Consumer Domestic, Consumer International, and Specialty Products Division (“SPD”).

Church & Dwight Co., Inc. and Subsidiaries

Notes to condensed consolidated

financial statements — (continued)

Nine months ended October 1, 2004

Segment revenues are derived from the sale of the following products:

Segment	Products
Consumer Domestic	Deodorizing and cleaning, laundry, and personal care products
Consumer International	Primarily personal care products
SPD	Specialty chemical products

The domestic results of the acquired Armkel business since May 29, 2004 are included in the Consumer Domestic segment and Armkel’s former international subsidiaries (in addition to the Company’s existing international consumer subsidiary) comprise the Consumer International segment. The Company’s earnings, prior to its acquisition of Kelso’s interest in Armkel, attributable to the Company’s equity investment in Armkel’s domestic and international operations are included in Income Before Taxes and Minority Interest of the Consumer Domestic and Consumer International segments, respectively. The Company’s earnings attributable to its equity investment in Armand Products and The Armakleen Company are included in Income Before Taxes and Minority Interest of the Corporate segment. Prior to purchasing Kelso’s interest in Armkel, the Company’s segments were: Church & Dwight Consumer, Armkel, Church & Dwight SPD, and Other Equity Affiliates. All prior periods have been conformed to the new segment presentation.

Segment sales and income before taxes and minority interest for the first nine months of 2004 and 2003 and total segment assets as of October 1, 2004 are as follows:

(in thousands)	Consumer Domestic	Consumer Internat’l	SPD	Corporate	Total
Net Sales
2004 Year to Date	794,205	107,773	155,108	—	1,057,086
2003 Year to Date	605,223	26,961	137,943	—	770,127

Income Before Taxes and Minority Interest(1)
2004 Year to Date	82,365	13,865	13,063	2,983	112,276
2003 Year to Date	72,413	9,037	11,332	2,494	95,276

Total Assets
October 1, 2004	$1,368,932	$263,941	$166,621	$65,886	$1,865,380

(1) In determining Income Before Taxes and Minority Interest, Interest Expense, Interest Income, Loss on Early Extinguishment of Debt and Other Income (expense) were allocated to the segments based upon each segments’ relative Operating Profit.

The Company’s net sales and total assets changed significantly since December 31, 2003 as a result of the consolidation of the operations and the assets associated with the former Armkel business.

Church & Dwight Co., Inc. and Subsidiaries

Notes to condensed consolidated

financial statements — (continued)

Nine months ended October 1, 2004

The following table shows product line revenues from external customers for the nine month periods ended October 1, 2004 and September 26, 2003:

	Nine Months Ended
(In thousands)	Oct. 1, 2004	Sept. 26, 2003
Deodorizing Products	$194,489	$175,663
Laundry Products	315,109	304,344
Personal Care Products	284,607	125,216

Total Consumer Domestic	794,205	605,223
Total Consumer International	107,773	26,961
Total SPD	155,108	137,943

Total Consolidated Net Sales	$1,057,086	$770,127

7. Supplemental financial information of guarantor and non-guarantor operations

The 9 1/2% senior subordinated notes due 2009 assumed by the Company as a result of Armkel’s merger into the Company are fully and unconditionally guaranteed by Church & Dwight Co., Inc. and certain domestic subsidiaries of the Company on a joint and several basis.

Supplemental information for condensed consolidated balance sheets at October 1, 2004, condensed consolidated income statements for the nine month periods ended October 1, 2004 and September 26, 2003, and condensed consolidated statements of cash flows for the nine-month periods ended October 1, 2004 and September 26, 2003 is summarized as follows (amounts in thousands):

Statements of income

	For The Nine Months Ended October 1, 2004
(In thousands)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net sales	$930,367	$144,535	$(17,816)	$1,057,086
Cost of sales	608,775	89,300	(17,816)	680,259

Gross profit	321,592	55,235	—	376,827
Operating expenses	204,535	39,003	—	243,538

Income from operations	117,057	16,232	—	133,289
Equity in earnings of affiliates	13,759	—	—	13,759
Investment earnings	1,211	488	—	1,699
Intercompany income (expense)	(673)	673	—	—
Other income (expense)	(8,007)	872	—	(7,135)
Interest expense	(27,270)	(2,066)	—	(29,336)

Income before taxes	96,077	16,199	—	112,276
Income taxes	30,572	4,807	—	35,379
Minority interest	17	—	—	17

Net Income	$65,488	$11,392	$—	$76,880

Church & Dwight Co., Inc. and Subsidiaries

Notes to condensed consolidated

financial statements — (continued)

Nine months ended October 1, 2004

Statements of income

	For The Nine Months Ended September 26, 2003
(In thousands)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net sales	$725,363	$58,410	$(13,646)	$770,127
Cost of sales	504,176	45,648	(13,646)	536,178

Gross profit	221,187	12,762	—	233,949
Operating expenses	144,453	6,792	—	151,245

Income from operations	76,734	5,970	—	82,704
Equity in earnings of affiliates	25,844	—	—	25,844
Investment earnings	845	65	—	910
Intercompany income (expense)	(2,537)	2,537	—	—
Other income (expense)	172	362	—	534
Interest expense	(13,011)	(1,705)	—	(14,716)

Income before taxes	88,047	7,229	—	95,276
Income taxes	28,128	2,032	—	30,160
Minority interest	22	—	—	22

Net Income	$59,897	$5,197	$—	$65,094

Church & Dwight Co., Inc. and Subsidiaries

Notes to condensed consolidated

financial statements — (continued)

Nine months ended October 1, 2004

Consolidated balance sheet

	October 1, 2004
(In thousands)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total Consolidated
Current Assets
Cash and cash equivalents	$93,992	$51,448	$—	$145,440
Accounts receivable (net of allowances)	3,335	194,806	—	198,141
Inventories	109,037	43,629	—	152,666
Deferred income taxes	8,410	1,875	—	10,285
Note receivable—current	1,015	—	—	1,015
Net assets held for sale	11,000	—	—	11,000
Prepaid expenses	4,962	3,269	—	8,231

Total Current Assets	231,751	295,027	—	526,778

Property, Plant and Equipment (Net)	277,507	53,320	—	330,827
Notes Receivable	75,019	—	(67,268)	7,751
Equity Investment in Affiliates	113,640	—	(100,417)	13,223
Long-term Supply Contracts	5,078	—	—	5,078
Tradenames and Other Intangibles	337,559	34,885	—	372,444
Goodwill	557,705	7,868	—	565,573
Other Assets	38,464	5,241	—	43,705

Total Assets	$1,636,723	$396,341	$(167,685)	$1,865,379

Liabilities and Stockholders’ Equity
Current Liabilities
Short-term borrowings	$—	$105,210	$—	$105,210
Accounts payable and accrued expenses	175,290	73,818	(21)	249,087
Intercompany accounts	(9,698)	9,698	—	—
Current portion of long-term debt	6,948	—	—	6,948
Income taxes payable	14,986	2,207	—	17,193

Total Current Liabilities	187,526	190,933	(21)	378,438

Long-term Debt	788,737	939	—	789,676
Notes Payable	—	79,291	(79,291)	—
Deferred Income Taxes	73,571	6,889	—	80,460
Deferred and Other Long-term Liabilities	54,947	11,295	—	66,242
Postretirement and Postemployment Benefits	16,295	2,276	—	18,571
Minority Interest	—	284	—	284
Commitments and Contingencies	—	—	—	—
Stockholders’ Equity
Common Stock	46,661	66,761	(66,761)	46,661
Additional paid-in capital	62,928	17,761	(17,761)	62,928
Retained earnings	481,666	22,122	(1,492)	502,296
Accumulated other comprehensive (loss)	(3,372)	(2,210)	(2,359)	(7,941)

	587,883	104,434	(88,373)	603,944
Common stock in treasury, at cost	(72,236)	—	—	(72,236)

Total Stockholders’ Equity	515,647	104,434	(88,373)	531,708

Total Liabilities and Stockholders’ Equity	$1,636,723	$396,341	$(167,685)	$1,865,379

Church & Dwight Co., Inc. and Subsidiaries

Notes to condensed consolidated

financial statements — (continued)

Nine months ended October 1, 2004

Statements of cash flows

	For The Nine Months Ended October 1, 2004
(In thousands)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Total Consolidated
Cash Flow From Operating Activities:
Net Income	$65,488	$11,392	$76,880
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	26,884	2,007	28,891
Equity in earnings of affiliates	(13,759)	—	(13,759)
Deferred income taxes	11,459	1,750	13,209
Plant Impairment charge and other net asset write-offs	2,208	—	2,208
Net loss on early extinguishment of debt	7,995	—	7,995
Other	1,760	(1,898)	(138)
Change in assets and liabilities:
Decrease (increase) in accounts receivable	53,184	(46,459)	6,725
Decrease (increase) in inventories	407	(1,934)	(1,527)
Decrease in prepaid expenses	2,041	142	2,183
Increase in accounts payable	742	16,210	16,953
Increase (decrease) in income taxes payable	7,843	(3,666)	4,177
(Decrease) increase in intercompany and other liabilities	(4,092)	4,258	166

Net Cash Provided by (Used in) Operating Activities	162,159	(18,196)	143,963

Cash Flow From Investing Activities:
Additions to property, plant & equipment	(18,549)	(3,815)	(22,364)
Armkel acquisition (net of cash acquired)	(194,375)	—	(194,375)
Proceeds from note receivable	942	—	942
Distributions from affiliates	4,301	—	4,301
Contingent acquisition payments	(5,068)	—	(5,068)
Other long-term assets	(1,615)	—	(1,615)
Proceeds from sale of fixed assets	—	1,131	1,131

Net Cash Used in Investing Activities	(214,364)	(2,684)	(217,048)

Cash Flow from Financing Activities:
Long-term debt borrowing	540,000	—	540,000
Long-term debt (repayment)	(436,136)	(760)	(436,896)
Short-term debt borrowing	43,700	—	43,700
Short-term debt (repayment)	(36)	(1,653)	(1,689)
Intercompany debt transactions	(67,268)	67,268	—
Proceeds from stock options exercised	10,885	—	10,885
Payment of cash dividends	(10,261)	—	(10,261)
Deferred financing costs	(3,662)	—	(3,662)

Net Cash Provided by Financing Activities	77,222	64,855	142,077
Effect of exchange rate changes on cash and cash equivalents	—	814	814

Net Change In Cash & Cash Equivalents	25,017	44,789	69,806
Cash And Cash Equivalents At Beginning of Year	68,975	6,659	75,634

Cash And Cash Equivalents At End of Period	$93,992	$51,448	$145,440

Church & Dwight Co., Inc. and Subsidiaries

Notes to condensed consolidated

financial statements — (continued)

Nine months ended October 1, 2004

Statements of cash flows

	For The Nine Months Ended September 26, 2003
(In thousands)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Total Consolidated
Cash Flow From Operating Activities:
Net Income	$59,898	$5,196	$65,094
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	21,198	1,102	22,300
Equity in earnings of affiliates	(25,844)	—	(25,844)
Deferred income taxes	10,120	—	10,120
Other	26	—	26

Change in assets and liabilities:
Decrease (increase) in accounts receivable	108,217	(108,207)	10
Decrease in inventories	4,105	1,406	5,511
Decrease (increase) in prepaid expenses	1,967	(352)	1,615
Decrease in accounts payable	(9,624)	(2,323)	(11,947)
Increase in income taxes payable	11,221	—	11,221
(Decrease) increase in intercompany and other liabilities	(51,548)	52,300	752

Net Cash Provided by (Used in) Operating Activities	129,736	(50,878)	78,858

Cash Flow From Investing Activities:
Additions to property, plant & equipment	(20,286)	(2,188)	(22,474)
Proceeds from note receivable	870	—	870
Distributions from affiliates	3,629	—	3,629
Contingent acquisition payments	(3,424)	—	(3,424)
Other long-term assets	(1,440)	—	(1,440)

Net Cash Used in Investing Activities	(20,651)	(2,188)	(22,839)

Cash Flow from Financing Activities:
Long-term debt borrowing	100,000	—	100,000
Long-term debt (repayment)	(265,721)	57,283	(208,438)
Short-term debt borrowing	60,000	—	60,000
Short-term debt (repayment)	(2,469)	—	(2,469)
Proceeds from stock options exercised	7,118	—	7,118
Payment of cash dividends	(9,258)	—	(9,258)
Deferred financing costs	(3,442)	—	(3,442)

Net Cash Provided by (Used in) Financing Activities	(113,772)	57,283	(56,489)

Effect of exchange rate changes on cash and cash equivalents	—	864	864

Net Change In Cash & Cash Equivalents	(4,687)	5,081	394
Cash And Cash Equivalents At Beginning of Year	71,745	4,557	76,302

Cash And Cash Equivalents At End of Period	$67,058	$9,638	$76,696

Church & Dwight Co., Inc. and Subsidiaries

Notes to condensed consolidated

financial statements — (continued)

Nine months ended October 1, 2004

8. Armkel, LLC

On May 28, 2004, the Company completed the previously announced purchase of the remaining 50% of Armkel that it did not previously own from affiliates of Kelso for a purchase price of $253.7 million plus fees.

The Armkel acquisition was funded using available cash and by obtaining new Term A and B Loans through an amendment to the Company’s existing credit agreement. In connection with the amendment, the Company, among other things, was provided with a new Term A Loan in the amount of $100 million, and a new Term B Loan in the amount of $440 million, which were used to replace the Company’s existing credit facility of approximately $194 million, to replace Armkel’s principal credit facility of approximately $136 million and to provide $210 million to fund a portion of the purchase price for the transaction. The new Term B Loan has essentially the same terms as the replaced loans, but with more favorable interest rate provisions. Results of operations for the business are included in the Company’s consolidated financial statements from May 29, 2004.

Pro forma comparative net sales, net income and basic and diluted earnings per share for the nine months ended October 1, 2004 and September 26, 2003 are as follows:

	Nine Months Ended October 1, 2004		Nine Months Ended September 16, 2003
(Dollars in thousands, except per share data)	Reported	Pro forma	Reported	Pro forma
Net Sales	$1,057,086	$1,249,111	$770,127	$1,178,300
Net Income	76,880	101,400	65,094	83,400
Earnings Per Share Basic	1.25	1.65	1.08	1.39
Earnings Per Share Diluted	1.19	1.57	1.03	1.32

The pro forma information gives effect to the Company’s purchase of Kelso’s interest in Armkel as if it occurred at January 1, 2003. Pro forma adjustments include the inventory step-up charge, equity appreciation rights, additional interest expense and the related income tax impact, as well as elimination of intercompany sales. In the current quarter, the reported and pro forma results are not applicable because the acquired business is included in the Company’s results.

Pro forma results of operations for the three months ended April 2, 2004, the year ended December 31, 2003 and the balance sheet as of April 2, 2004 were filed by the Company on Form 8-K on June 28, 2004.

Church & Dwight Co., Inc. and Subsidiaries

Notes to condensed consolidated

financial statements — (continued)

Nine months ended October 1, 2004

The following table summarizes the preliminary purchase price allocation relating to purchasing Kelso’s 50% interest in Armkel. An independent appraisal is currently in process:

(In thousands)
Current Assets	$244,682
Property, plant and equipment	76,917
Tradenames and patents	250,364
Goodwill	311,661
Other long-term assets	18,522

Total Assets acquired	902,146
Current liabilities	91,123
Long-term debt	359,522
Other long-term liabilities	37,553
Net assets acquired	$413,948

The following table summarizes financial information for Armkel for the periods ending prior to May 28, 2004 during which the Company accounted for its 50% interest under the equity method.

(In thousands)	Five Months Ended May 28, 2004	Nine Months Ended September 26, 2003
Income statement data:
Net sales	$192,767	$316,481
Gross profit	109,915	180,613
Net income	21,554	46,698
Equity in affiliate’s income recorded by the Company	10,777	23,349

The Company invoiced Armkel $10.2 million and $19.0 million for primarily administrative and management oversight services (which is included as a reduction of selling, general and administrative expenses), and purchased $0.8 million and $1.4 million of deodorant anti-perspirant inventory produced by Armkel in the first five months of 2004 and the first nine months of 2003, respectively. The Company sold Armkel $0.7 million and $1.9 million of Arm & Hammer products to be sold in international markets in the first five months of 2004 and the first nine months of 2003, respectively. The Company had a net open receivable from Armkel at December 31, 2003 of approximately $6.7 million that primarily related to administrative services, partially offset by amounts owed for inventory.

Church & Dwight Co., Inc. and Subsidiaries

Notes to condensed consolidated

financial statements — (continued)

Nine months ended October 1, 2004

9. Short-term borrowings and long-term debt

Short-term borrowings and long-term debt consist of the following:

(In thousands)		Oct. 1, 2004
Syndicated Financing Loan
Term A Loan		$29,438
Amount due 2004	$373
Amount due 2005	2,236
Amount due 2006	5,217
Amount due 2007	7,452
Amount due 2008 & subsequent	14,160
Term B Loan		438,900
Amount due 2004	$1,100
Amount due 2005	4,400
Amount due 2006	4,400
Amount due 2007	4,400
Amount due 2008 & subsequent	424,600
Convertible Debentures due on August 15, 2033		100,000
Securitization of Accounts Receivable due on January 15, 2005		100,000
Senior Subordinated Note (9 1/2%) due August 15, 2009		225,000
Discount on Senior Subordinated Note		(1,043)
Various Debt from Brazilian Banks $4,830 in 2004, $557 in 2005, $557 in 2006 and $205 due in 2007		6,149
Industrial Revenue Refunding Bond Due in installments of $685 from 2004-2007 and $650 in 2008		3,390

Total debt		901,834

Less: current maturities		112,158

Net long-term debt		$789,676

The principal payments required to be made are as follows:

(In thousands)
2004	$6,988
2005	107,878
2006	10,859
2007	12,742
2008	13,993
2009 and subsequent	749,374

$901,834

Church & Dwight Co., Inc. and Subsidiaries

Notes to condensed consolidated

financial statements — (continued)

Nine months ended October 1, 2004

On May 28, 2004, the Company entered into an amended and restated credit agreement (the “Credit Agreement”) with several banks and other financial institutions, The Bank of Nova Scotia, Fleet National Bank and National City Bank, each as a documentation agent, Citicorp North America, Inc., as syndication agent, and J.P. Morgan Chase Bank, as administrative agent. The Credit Agreement provides for (i) a five year term loan in a principal amount of $100 million (the “Term A Loan”), (ii) a seven year term loan in a principal amount of $440 million, which term loan may be increased by up to an additional $250 million upon the satisfaction of certain conditions (the “Term B Loan,” and together with the Term A Loan, the “Term Loans”), and (iii) a five year multi-currency revolving credit and letter of credit facility in an aggregate principal amount of up to $100 million (the “Revolving Loans”). The Term Loans were used to finance the acquisition of the remaining 50% interest in Armkel not previously owned by the Company, pay amounts outstanding under Armkel’s principal credit facility of approximately $136 million and refinance the Company’s principal credit facility of approximately $194 million. The Revolving Loans are available for general corporate purposes. The obligations of the Company under the Credit Agreement are secured by substantially all of the assets of the Company and certain of its domestic subsidiaries. Those domestic subsidiaries have also guaranteed the loan obligations under the Credit Agreement. The Term Loans and the Revolving Loans bear interest under one of two rate options, selected by the Company, equal to either (i) a eurocurrency rate (adjusted for any reserve requirements) (“Eurocurrency Rate”) or (ii) the greater of the prime rate, the secondary market rate for three-month certificates of deposit (adjusted for any reserve requirements) plus 1%, or the federal funds effective rate plus 0.5% (“Alternate Base Rate”), plus (b) an applicable margin. The applicable margin is determined by the Company’s then current leverage ratio. At the closing date of the Credit Agreement, the applicable margin was (a) 1.75% for the Eurocurrency Rate and (b) 0.75% for the Alternate Base Rate.

As a result of the purchase of the Kelso interest in Armkel, LLC, the Company assumed $225 million of 9.5% subordinated notes (“Notes”) that were issued on August 28, 2001 at a discount and are due in 2009, with interest paid semi-annually on February 15 and August 15. The effective yield on the Notes is approximately 9.62%. The terms of the Notes provide for an optional prepayment of principal at a premium. The issue discount is being amortized using the effective interest method. The Notes are guaranteed by the Company and certain of the Company’s domestic subsidiaries. The Notes contain various financial and non-financial covenants. In connection with the acquisition, a fair value appraisal of the notes is currently in process.

During July 2004, as a result of purchasing Kelso’s interest in Armkel, the Company amended its Accounts Receivable Securitization Agreement to increase the capacity that can be borrowed from $60 million to $100 million. The increase in borrowing was used to fund a voluntary bank debt payment on Term A Loan on August 4, 2004.

Church & Dwight Co., Inc. and Subsidiaries

Notes to condensed consolidated

financial statements — (continued)

Nine months ended October 1, 2004

10. Goodwill, tradenames and other intangible assets

The following table discloses the carrying value of all intangible assets:

	October 1, 2004
(In thousands)	Gross Carrying Amount	Accum. Amort.	Net
Amortized intangible assets:
Tradenames	$77,258	$(12,011)	$65,247
Formulas	22,320	(2,450)	19,870
Non Compete Agreement	1,143	(321)	822

Total	$100,721	$(14,782)	$85,939

Unamortized intangible assets—Carrying value
Tradenames	$286,505

Total	$286,505

The Armkel tradenames are currently valued at their book value as of May 28, 2004. An appraisal is currently in process.

The changes in the carrying amount of goodwill for the nine months ended October 1, 2004 are as follows:

(In thousands)	Consumer	Specialty	Total
Balance December 31, 2003	$236,851	$22,593	$259,444
Tradename and fixed asset valuation adjustments	(5,527)	—	(5,527)
Book value of Armkel’s goodwill on day of acquisition	205,156	—	205,156
Additional goodwill associated with Armkel purchase	106,505	—	106,505
Other	—	(5)	(5)

Balance October 1, 2004	$542,985	$22,588	$565,573

Intangible amortization expense amounted to $4.8 million for the first nine months of 2004 and $2.1 million for the same period in 2003. The estimated intangible amortization will be approximately $7.2 million in each of the next five years.

Church & Dwight Co., Inc. and Subsidiaries

Notes to condensed consolidated

financial statements — (continued)

Nine months ended October 1, 2004

11. Comprehensive Income

The following table presents the Company’s Comprehensive Income for the nine month periods ended October 1, 2004 and September 26, 2003:

	Nine Months Ended
(In thousands)	Oct. 1, 2004	Sept. 26, 2003
Net Income	$76,880	$65,094
Other Comprehensive Income, net of tax:
Foreign exchange translation adjustments	3,584	3,500
Interest rate swap agreements	143	1,383
Company’s portion of Armkel’s Accumulated
Other Comprehensive Income (Loss)	2,294	(2,169)

Comprehensive Income	$82,901	$67,808

12. Investment in Del Labs Inc.

On July 2, 2004, the Company announced that it has agreed to invest $30 million in a company formed by Kelso, to acquire Del Laboratories, Inc. The Company’s investment will be substantially in the form of convertible preferred stock, and will represent about 20% of the equity financing. Kelso will provide the remaining equity, with the participation of Del’s existing management team.

As part of this transaction, the Company will have certain rights with respect to the Orajel brand, including an option to acquire the business after three years. In the event that the Company does not exercise this option, the Company will have the right, subject to certain conditions, to convert its preferred stock into a 20% interest in the common stock of the new Del company.

The Company expects the transaction to close in this year’s fourth quarter subject to regulatory, financing and other customary conditions and will use cash on hand to fund the transaction.

13. Pension disclosure

The following table presents the net periodic benefit cost for the Company’s Pension Plan and Post-retirement Plan for nine month periods ending October 1, 2004 and September 26, 2003.

	Pension Costs Nine Months Ended
(In thousands)	Oct. 1, 2004	Sept. 26, 2003
Components of Net Periodic Benefit Cost:
Service cost	$861	$111
Interest cost	2,621	1,089
Expected return on plan assets	(2,410)	(945)
Amortization of prior service cost	3	3
Recognized actuarial (gain) or loss	376	225

Net periodic benefit cost	$1,451	$483

Church & Dwight Co., Inc. and Subsidiaries

Notes to condensed consolidated

financial statements — (continued)

Nine months ended October 1, 2004

	Post-retirement Costs Nine Months Ended
(In thousands)	Oct. 1, 2004	Sept. 26, 2003
Components of Net Periodic Benefit Cost:
Service cost	$389	$252
Interest cost	708	612
Expected return on plan assets	—	—
Amortization of prior service cost	(60)	(60)
Recognized actuarial (gain) or loss	6	(66)

Net periodic benefit cost	$1,043	$738

The Company estimates that it will be required to make a cash contribution to its pension plans of approximately $1.5 million during 2004. The contribution is $0.8 million higher than previously estimated due to the inclusion of Armkel’s pension plan.

In January 2004, the FASB issued FASB Staff Position (FSP) No. 106-1 “Accounting and Disclosure Requirements to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (the Act). The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The adoption of the provisions of FSP 106-1 in this quarter did not have a significant impact to the Company’s postretirement accumulated projected benefit obligation or net periodic benefit cost.

14. Commitments, contingencies and guarantees

a. In December 1981, the Company formed a partnership with a supplier of raw materials which mines and processes sodium mineral deposits owned by each of the two partners in Wyoming. The Company purchases the majority of its sodium raw material requirements from the partnership. This agreement terminates upon two years’ written notice by either company. The Company has an annual commitment to purchase 240,000 tons, based upon market price. There are no other material transactions with the partnership or the Company’s partner.

b. On January 17, 2002, a petition for appraisal, Cede & Co., Inc. and GAMCO Investors, Inc. v. MedPointe Healthcare Inc., Civil Action No. 19354, was filed in the Court of Chancery of the State of Delaware demanding a determination of the fair value of shares of MedPointe. The action was brought by purported former shareholders of Carter-Wallace in connection with the merger on September 28, 2001 of MCC Acquisition Sub Corporation with and into Carter-Wallace. The merged entity subsequently changed its name to MedPointe. The petitioners sought an appraisal of the fair value of their shares in accordance with Section 262 of the Delaware General Corporation Law. The matter was heard by the court on March 10 and 11, 2003, at which time the petitioners purportedly held approximately 2.3 million shares of MedPointe. An additional post-trial hearing was held on January 20, 2004 to address the valuation of the

Church & Dwight Co., Inc. and Subsidiaries

Notes to condensed consolidated

financial statements — (continued)

Nine months ended October 1, 2004

Company. On July 30, 2004 the Court issued a letter informing the parties that it had determined that the fair value of a share of Carter-Wallace on the Merger Date to be $24.45, and that interest at the annual rate of 7.5% compounded quarterly should be added to the award.

MedPointe and certain former Carter-Wallace shareholders were party to an indemnification agreement pursuant to which such shareholders would be required to indemnify Medpointe from a portion of the damages suffered by MedPointe in relation to the exercise of appraisal rights by the former Carter-Wallace shareholders in the merger. Pursuant to the agreement, the shareholders agreed to indemnify Medpointe for 40% of any Appraisal Damages (defined as the recovery greater than the per share merger price times the number of shares in the appraisal class) suffered by MedPointe in relation to the merger; provided that if the total amount of Appraisal Damages exceeds $33.3 million, then the indemnifying stockholders will indemnify MedPointe for 100% of any damages suffered in excess of that amount. The Company, in turn, was party to an agreement with MedPointe pursuant to which it agreed to indemnify MedPointe and certain related parties against 60% of any Appraisal Damages for which MedPointe remains liable. The maximum liability to the Company pursuant to the indemnification agreement was $12 million.

On March 27, 2003, GAMCO Investors, Inc. filed another complaint in the New York Supreme Court seeking damages from MedPointe, the former directors of Carter-Wallace, and one of the former shareholders of Carter-Wallace. The complaint alleges breaches of fiduciary duty in connection with certain employment agreements with former Carter-Wallace executives, the sale of Carter Wallace’s consumer products business to the Company and the merger of MCC Acquisition Sub Corporation with and into Carter-Wallace. The complaint sought monetary damages and equitable relief, including among other things, invalidation of the transactions. On May 21, 2004, the court dismissed certain of the plaintiffs’ claims. The Company was not named as a defendant in this action and believed it had no liability.

On October 12, 2004, MedPointe and the plaintiffs settled both of the legal actions described above. In connection with the settlement of the legal actions, the Company entered into a settlement agreement and release with MedPointe pursuant to which, in settlement of the Company’s indemnification obligations or other claims that MedPointe may have against the Company and certain persons related to the Company, the Company agreed to pay MedPointe $8.1 million, of which $4.9 million is included in interest expense in the third quarter of 2004 and $3.2 million was applied towards goodwill as of October 1, 2004. Payment was made by the Company on October 13, 2004.

c. The Company’s distribution of condoms under the Trojan and other trademarks is regulated by the U.S. Food and Drug Administration (FDA). Certain of the Company’s condoms and similar condoms sold by its competitors, contain the spermicide nonoxynol-9 (N-9). The World Health Organization and other interested groups have issued reports suggesting that N-9 should not be used rectally or for multiple daily acts of vaginal intercourse, given the ingredient’s potential to cause irritation to human membranes. The Company expects the FDA to issue non-binding draft guidance concerning the labeling of condoms with N-9, although the timing of such draft

Church & Dwight Co., Inc. and Subsidiaries

Notes to condensed consolidated

financial statements — (continued)

Nine months ended October 1, 2004

guidance remains uncertain. The Company believes that condoms with N-9 provide an acceptable added means of contraceptive protection and is cooperating with the FDA concerning the appropriate labeling revisions, if any. However, the Company cannot predict the outcome of the FDA review. While awaiting further FDA guidance, the Company has implemented interim labeling revisions that caution against rectal use and more-than-once-a-day vaginal use of N-9-containing condoms, and has launched a public information campaign to communicate these messages to the affected communities. If the FDA or state governments promulgate rules which prohibit or restrict the use of N-9 in condoms (such as new labeling requirements), the financial condition and operating results of the Company could suffer.

d. Fleming Companies, Inc., a customer of the Company, has filed a voluntary petition for bankruptcy. Subsequently, Fleming brought legal action against the Company seeking the recovery of certain alleged preference payments and overpayments made to the Company in the amount of approximately $4.2 million. In addition, Fleming claims that it is owed approximately $1.9 million relating to a vendor agreement with the Company. The Company will vigorously defend the lawsuit but cannot predict with certainty the outcome. However, in the opinion of management, the ultimate amount of liability, if any, will not have a material adverse effect on the Company’s financial position.

e. The Company has commitments to acquire approximately $21 million of raw material and packaging supplies from its vendors. The packaging supplies are in either a converted or non-converted status. This enables the Company to respond quickly to changes in customer orders/requirements.

f. The Company has outstanding letters of credit of approximately $7.1 million with several banks which guarantee payment for such things as insurance claims in the event of the Company’s insolvency, a year’s worth of lease payments on a warehouse, and 200 days of interest on an Industrial Revenue Bond borrowing.

g. In connection with the acquisition of the oral care brands from Unilever, the Company will make additional performance-based payments of a minimum of $5 million and a maximum of $12 million over the eight year period following the date of acquisition. All payments will be accounted for as additional purchase price. The Company paid approximately $1.9 million in 2004 based upon 2004 half year and 2003 operating performance since acquisition.

h. The Company, in the ordinary course of its business, is the subject of, or a party to, various pending or threatened legal actions. The Company believes that any ultimate liability arising from these actions will not have a material adverse effect on its financial position.

15. Reclassification

Certain prior year amounts have been reclassified in order to conform with the current year presentation.

Index to pro forma income statements

Pro forma Income Statements
Pro forma consolidated statement of income for twelve months ended December 31, 2003	P-2
Pro forma consolidated statement of income for nine months ended September 26, 2003	P-3
Pro forma consolidated statement of income for nine months ended October 1, 2004	P-4
Notes to unaudited pro forma consolidated statements of income	P-5

Church & Dwight Co., Inc.

Unaudited pro forma statements of income

The unaudited pro forma consolidated statements of income that follow have been derived by the application of pro forma adjustments to the historical financial statements of the Company, Armkel and the Unilever oral care business in the United States (including Puerto Rico) and Canada for the periods indicated.

The unaudited pro forma statements of income for the year ended December 31, 2003 and for the nine months ended September 26, 2003 and October 1, 2004 give effect to the Armkel acquisition and the Unilever acquisition as if they occurred on January 1, 2003. The adjustments are described in the accompanying footnotes.

The unaudited pro forma consolidated statements of income presented below do not purport to represent what the Company’s results of operations would have been if the Armkel acquisition and the Unilever acquisition had occurred as of January 1, 2003, nor are they indicative of the Company’s results for any future periods.

All amounts in the tables below are shown in millions of dollars.

Church & Dwight Co., Inc. & Subsidiaries Unaudited pro forma consolidated statement of income For the year ended December 31, 2003
	Historical Church & Dwight	Armkel	Unilever oral care	Pro forma adjustments		Pro forma Results
Net Sales	$1,056.9	$410.7	$93.6	$(2.9	)(a)	$1,558.3
Cost of Goods	738.9	182.3	47.4	7.6	(a)(b)	976.2

Gross Profit	318.0	228.4	46.2	(10.5)		582.1
Marketing Expense	88.8	59.6	9.4	—		157.8
Selling, General & Administrative Expense	117.3	79.6	8.8	2.2	(c)	210.3
				(1.0 3.4	)(d) (e)

Income from Operations	111.9	89.2	28.0	(15.1)		214.0
Equity in Affiliates	28.6	—	—	(25.1	)(f)	3.5
Interest Expense	(24.5)	(34.5)	—	6.9	(g)	(52.1)
Write-off of Deferred Financing Cost	—	—	—	(11.8	)(h)	(11.8)
Interest Income	1.3	1.0	—	—		2.3
Other	(0.3)	1.4	—	—		1.1

Income Before Taxes	117.0	57.1	28.0	(45.1)		157.0
Taxes	36.0	9.1	—	9.3	(i)	54.4

Net Income	$81.0	$48.0	$28.0	$(54.4)		$102.6

See Notes to Unaudited Pro Forma Statements of Income

Church & Dwight Co., Inc., & Subsidiaries

Unaudited pro forma consolidated statement of income

For the nine months ended September 26, 2003

	Historical Church & Dwight	Armkel	Unilever oral care	Pro forma adjustments		Pro forma Results
Net Sales	$770.1	$316.5	$93.6	$(1.8	)(a)	$1,178.4
Cost of Goods	536.2	135.9	47.4	15.0	(a)(b)	734.5

Gross Profit	233.9	180.6	46.2	(16.8)		443.9
Marketing Expenses	66.1	48.4	9.4	—		123.9
Selling, General & Administrative Expense	85.1	56.4	8.8	1.7	(c)	153.6
				(0.8 2.4	)(d) (e)

Income from Operations	82.7	75.8	28.0	(20.1)		166.4
Equity in Affiliates	25.8	—	—	(23.4	)(f)	2.4
Interest Expense	(14.7)	(25.9)	—	4.6	(g)	(36.0)
Write-off of Deferred Financing Cost	—	—	—	(11.8	)(h)	(11.8)
Interest Income	0.9	0.8	—	—		1.7
Other	0.5	1.0	—	—		1.5

Income Before Taxes	95.2	51.7	28.0	(50.7)		124.2
Taxes	30.2	7.2	—	5.7	(i)	43.1
Discontinued Operations	—	2.1	—	—		2.1

Net Income	$65.0	$46.6	$28.0	$(56.4)		$83.2

See Notes to Unaudited Pro Forma Statements of Income

Church & Dwight Co., Inc.

Unaudited pro forma consolidated statement of income

For the nine months ended October 1, 2004

	Historical Church & Dwight	Armkel	Pro forma adjustments		Pro forma Results
Net Sales	$1,057.1	$192.8	$(0.7	)(a)	$1,249.2
Cost of Goods	680.3	82.9	(11.0	)(a)(b)	752.2

Gross Profit	376.8	109.9	10.3		497.0
Marketing Expenses	111.3	25.7	—		137.0
Selling, General & Administrative Expense	132.2	45.0	(0.5	)(d)	176.7

Income from Operations	133.3	39.2	10.8		183.3
Equity in Affiliates	13.8	—	(10.8	)(f)	3.0
Interest Expense	(29.3)	(12.7)	(6.0	)(g)	(36.0)
Write-off of Deferred Financing cost	(8.0)	—	8.0	(j)	—
Interest Income	1.7	0.4	—		2.1
Other	0.8	(1.8)	—		(1.0)

Income before Taxes	112.3	25.1	14.0		151.4
Taxes	35.4	3.5	11.1	(i)	50.0

Net Income	$76.9	$21.6	$2.9		$101.4

See Notes to Unaudited Pro Forma Statements of Income

Church & Dwight Co., Inc.

Notes to unaudited pro forma consolidated

statements of income

a)	To record the elimination of intercompany sales and cost of sales.

b)	To record the effect of the step-up in inventory values related to product sold.

c)	To record tradename amortization expense of the Unilever oral care business over the estimated lives of between 10 and 20 years for the period in 2003 during which the Company did not own the products.

d)	To eliminate the management fee payable to Kelso.

e)	To record expense associated with the EAR Plan.

f)	To eliminate the Company’s portion of Armkel’s equity in earnings of affiliate.

g)	To record interest expense impact of pro forma adjustments.

(Dollars in millions)	Debt	Rate	2003 Pro forma	Nine Months ended Sept. 26, 2004 Pro forma	Nine Months ended Oct. 1, 2004 Pro forma
Bank Debt
Tranche A Term Loan	$100	2.92%	$2.9	$2.2	$2.2
Tranche B Term Loan	440	2.92%	12.8	9.6	9.6
Revolving Credit Facility (Assumed to be undrawn)	100	0.50%	0.5	0.4	0.4
Armkel Notes	215	9.60%	21.6	16.2	16.2
Convertible Debentures	100	5.25%	5.3	3.9	3.9
Accounts Receivable Securitization	60	2.00%	1.2	0.9	0.9
Deferred Financing Amortization			2.8	2.1	2.1
Other Interest Expense			0.9	0.7	0.7

Pro forma Interest Expense			48.0	36.0	36.0
CHD reported interest expense(1)			20.4	14.7	29.3
Armkel reported interest expense			34.5	25.9	12.7

Required Adjustment			$6.9	$4.6	$6.0

(1) This amount does not include a fourth quarter 2003 charge of $4.1 million associated with the Company’s refinancing of its term loan in conjunction with the Unilever oral care business acquisition.

h)	To write-off deferred financing cost associated with previous acquisitions.

i)	To record the tax impact of acquired businesses results and pro forma adjustments at the Company’s incremental domestic tax rate of 38.45%.

j)	To reverse deferred financing charges.